UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FULL HOUSE RESORTS, INC.
(Name of Registrant as Specified In Its Charter)

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April 14, 2021

Dear Fellow Shareholders:

It has been quite a year.

Our casinos normally operate 24 hours per day, 365 days per year.  Yet, it is not unusual for a casino to close temporarily, usually due to a weather-related event.  It might be a big snowstorm in Lake Tahoe, a wildfire in Colorado, the flooding of the Ohio River in Indiana, or a hurricane in Mississippi.  Sometimes, we stay open with a skeleton staff and few customers.  Other times, for the safety of our employees and guests, we have chosen or been directed to close.

In our wildest dreams, we never imagined that a worldwide pandemic would force us to close all of our operations for an extended period of time.  The ramifications have been huge.  We could reduce many expenses, but not all of them.  We were forced to lay off virtually all of our employees, most of whom fortunately qualified for the augmented unemployment benefits at the time.  We sought forgiveness and deferrals of payments from landlords and suppliers.  The core management team that stayed on agreed to defer one-third of its pay.  Yet, certain expenses could not be deferred.  We had to pay real estate taxes and keep our assets secure and insured.  We had to pay the interest on our debt.

We had not anticipated the situation…indeed, no one had. We had to act quickly to ensure that we had the liquidity to endure the pandemic.  We had recently put together the funding for a parking garage in Colorado, which was to be the first phase of a major expansion.  Fortunately, we had just started construction.  We stopped construction in order to have additional reserves in the uncertain environment.   Then we hunkered down, determined to survive.  Ultimately, our casinos were closed for approximately three months.

In a sense, the unfortunate pandemic came at a fortuitous time.  We had invested significantly in our properties in recent years, making improvements and catching up on deferred maintenance.  We had refurbished the casino at the Silver Slipper in 2019.  We had added an RV park and a car ferryboat service at Rising Star and refurbished many of its guest rooms and public areas.  We had refurbished both the Grand Lodge casino and many parts of the Stockman’s casino in Northern Nevada.

Significantly, in late 2019 we had installed new state-of-the-art slot machine systems in Colorado and Indiana, replacing nearly 20-year-old systems and bringing those casinos up to par with the Silver Slipper.  The new slot systems provide a significantly better customer experience while giving our management team far better information and metrics about our customers.  It allowed us to see which customers were important and profitable to our business, and which customers were being provided too many “comps” and services relative to their play.

If the three-month shutdown of our operations had a “silver lining,” it gave our core management team the time to carefully examine many aspects of our business and to largely reinvent how we operate.  We were confident that we would be allowed to reopen at some point, but we were less certain as to how many customers would show up when we did reopen.  So we focused on reopening cautiously, with less staffing and reduced operating hours for many of our services.  We were intent on matching staffing levels to customer levels, by the hour, the day and the week.

We reinvented our loyalty programs, to reward those customers who are important to us and to reduce the services offered to others whose gaming activity did not warrant the incentives.

We knew that the capacity of our casinos and food and beverage facilities would be constrained to ensure “social distancing.”   Even before the pandemic, we knew that $5 blackjack tables were generally not profitable for us; the related payroll costs exceed the expected win with the typical number of players betting $5 per hand.  This would get worse with pandemic-restricted seating at each table.  So we installed additional tables where customers can play $5 blackjack with a simulated dealer and reopened with higher table game limits on all our live games.  The customers adjusted accordingly, with some moving up to higher stakes and others shifting to the more operationally efficient simulated games.

As our restaurants had limited capacity, we eliminated many of the food incentives that we had offered for years.  Some of these had become “sacred cows” in our operations and we reevaluated their importance.  In Colorado, for example, we had long lost money on a $0.49 breakfast offering.  In Mississippi, we offered two-for-one midweek food specials.  In Indiana, we had a buffet that operated at such low volumes that the food sitting in the steam tables became unappealing, while our payroll costs were much higher per guest than a cooked-to-order restaurant.

We changed the way we operate and found it had little impact on our casino customers.  In general, we provide comped meals to our important casino customers, so the subsidized food prices were unimportant to them.  Often, the low prices attracted people who gambled little or not at all.  We now focus on making sure we provide great service and good food to our casino customers…and we make it available to non-gamblers at prices that more appropriately reflect our costs.

When we were allowed to reopen in May and June, we did so with about half our slot machines removed or shut down to ensure social distancing, one-third less payroll, and significantly lower marketing costs.

Very quickly, we found that many of our customers returned.  I think they intrinsically realized that, unlike many other activities, one could go to a casino and play a slot machine and maintain a safe distance from other customers.  We found we could obtain the same revenues with significantly fewer slot machines.

Not surprisingly, given the nature of COVID-19, we did see a significant reduction in visitation by our older customers, which is historically an important segment for us.  We are now seeing some encouraging signs in this segment, as more people, especially seniors, become vaccinated.  The reduction in senior visitation during the pandemic was largely offset by increased visitation and activity by younger age groups.  We hope to retain these newfound customers over the longer term.

I think much of this will continue.  People “working from home” have some newfound time from not having to commute.  Yet, they also want to get out of the house at some point.  We provide an alternative.

There’s significant operating leverage in our business.  After reopening, we found we could sustain almost the same revenues with significantly lower payroll and marketing costs.  As a result, our Adjusted EBITDA in the second half of 2020 exceeded that of any full year in recent memory.  We long had EBITDA margins that were lower than many other regional gaming companies.  We’ve fixed that and now have margins that one would ordinarily expect from our business.

Meanwhile, Colorado and Indiana approved retail and mobile sports betting in 2019, allowing casinos to accept sports bets not only from inside the casino, but also via the web and mobile apps from anywhere within the state.  We are permitted to operate three websites (often termed “skins”) within each of Colorado and Indiana.  Rather than operate these sites ourselves, we opted to partner with larger entities experienced in operating mobile sports betting.  Hence, we entered into agreements with subsidiaries of Wynn Resorts, Churchill Downs, and a U.K.–based sports book named Smarkets, each of which is now allowed to operate in Colorado and Indiana under our auspices.  We were paid an aggregate $6 million in upfront “market access fees” for entering into these agreements.  We also receive a percentage of the net revenues, as defined in each agreement, subject to annual contractual minimums.  The sum of the contractual minimums is $7 million per year, against which we incur only nominal expenses.  As I write this, four of the six mobile sports books are operational.  Churchill Downs is up and running in Indiana, Smarkets has begun accepting bets in Colorado, and Wynn has begun operations in both states.  I expect the remaining two sports books to launch this quarter.

In November 2020, Colorado voters removed betting limits at the state’s casinos and allowed additional games of chance, notably baccarat and Pai Gow.  When casino gaming was first legalized in Colorado in 1991, gamblers were limited to bets of $5 or less; all of the existing casinos in Cripple Creek were built to appeal to the lower “grind” play that resulted from that low betting limit.  In 2009, the betting limit was raised to $100, resulting in the success of a few “second generation” casinos in Black Hawk — the gaming destination that caters primarily to Denver, while Cripple Creek caters primarily to Colorado Springs.

We had plans to develop a 180-guest room casino in Cripple Creek.  With the change in the law, we opted to increase the project to 300 guest rooms and suites.  With our improved financial strength, we were able to access the high-yield bond market in February 2021, refinancing our primary debt and funding the entirety of construction of the new property, which will adjoin and be connected to our existing Bronco Billy’s casino.

That property, recently named “Chamonix Casino Hotel,” is now in the early stages of construction and is scheduled to open in late 2022.  It is named after the well-known resort in the French Alps, Chamonix-Mont Blanc, which hosted the first Winter Olympics in 1924 and, apart from these pandemic times, receives more than 5 million visitors per year.  Chamonix in Cripple Creek will offer European Elegance with Colorado Comfort.

We have two other potential growth opportunities on the horizon.

In 2019, the State of Illinois authorized several new locations for casinos.  We opted to compete for the license to develop a casino in Waukegan, a northern Chicagoland suburb that is also close to Milwaukee.  Approximately 3.3 million people live in this region, with only a few casino gaming alternatives.  The City of Waukegan ran an RFP process to select proposals to advance to the State.  Ultimately, the developer/licensee will be chosen by the Illinois Gaming Board.  While that process has been delayed by the pandemic, we currently expect a decision later this year.

We made an ambitious proposal named “American Place,” reflecting the scale of the opportunity.  Our proposal includes, among other things, a casino with 1,640 slot machines and 100 table games; a multi-purpose venue that can accommodate up to 1,500 people; a unique fountain attraction; and a very high-end, all-suite boutique hotel.

The City of Waukegan retained a consultant to provide an independent review of the various gaming proposals.  The consultant evaluated each proposal on several criteria and determined that American Place was first in every measurable category except for one—the size of our balance sheet relative to the size of our proposal.

To rectify that, in September, we entered into an agreement with a multi-billion-dollar investment management firm experienced in financing casino developments.  Under that agreement, if selected by the Illinois Gaming Board, the investment firm would provide (subject to various provisions in the agreement) most of the funds necessary to build American Place.  We must provide $25 million of equity capital.  We would retain at least 60% ownership and receive management fees from its operation.  The funds provided by the investment firm would be secured by our Waukegan subsidiary, without recourse to our parent company or other subsidiaries.

Meanwhile, we have also been evaluating the potential of expanding our Silver Slipper casino.  The 129-room hotel we added in 2015 enjoys high occupancy rates and has helped the property approximately double its annual Adjusted Property EBITDA over the past six years.  The property could also benefit from meeting and convention space to host casino events and to help fill its guest rooms midweek.

The Silver Slipper is largely landlocked, with water and wetlands on all sides.  We determined that the best way to expand the property is to build a tower over a pier extending into the Gulf of Mexico.  The tower would include approximately 150 guest rooms and suites, a luxurious spa, and approximately 10,000 square feet of meeting and convention space.  We recently reached an agreement in principle with the State of Mississippi where the State would lease us the Gulf bottomlands, allowing construction of the hotel on the pier.  We are optimistic that we can finalize that agreement, plus obtain various other regulatory and environmental approvals.

As a relatively small company (albeit one with considerable construction expertise), we intend to constrain ourselves to building no more than two major projects at once.  Chamonix is underway.  If we are chosen in Illinois, we will proceed to build in Waukegan as quickly as possible and defer construction of the Silver Slipper expansion until 2023, after Chamonix has opened.  If we are not chosen in Illinois, we could begin construction in Mississippi later this year or early in 2022.

To enhance our chances of being selected in Illinois, we recently raised $46 million of additional equity capital.  Between that and our conditional secured financing agreement, we can provide reasonable assurance to the Illinois Gaming Board that we can fully fund construction of American Place.  In the event that we are not chosen in Illinois, we can redeploy that capital quickly to Mississippi.  In the meantime, it provides additional liquidity and comfort in this uncertain world.

I would be remiss if I didn’t mention the changes in our board of directors.  Three directors opted to retire or resign during the year— Ellis Landau, Craig Thomas and Brad Tirpak.  We thank them for their service and wish them well.  Meanwhile, we added three terrific new board members.

Mike Shaunnessy joined the board in July 2020.  Mike has many years of operating experience in the gaming industry, most recently as President and Chief Executive Officer of Nevada Gold & Casinos, Inc., a regional public gaming company that was sold in 2019.  A graduate of Lewis University and Northern Illinois University, Mike is a certified public accountant who brings 37 years’ experience in hospitality and gaming to the board.

Eric Green also joined our board in July.  Eric is Chief Investment Officer of Equity at Penn Capital, a $3 billion investment firm with significant investments in high-yield bonds and small-cap stocks. Prior to joining Penn Capital in 1997, Eric held positions with the Securities and Exchange Commission, Federal National Mortgage Association and the Royal Bank of Scotland. He is a graduate of American University and the Yale School of Management.

Finally, Mike Hartmeier joined our board in December.  Mike recently retired from heading the lodging, gaming and leisure investment banking practice of Barclays.  Prior to that, he had a similar role at Lehman Brothers and Credit Suisse First Boston.

During his banking career, he completed more than $125 billion of financing and advisory assignments for a wide range of lodging and gaming companies. He is a non-practicing CPA and a graduate of UCLA and Harvard Business School.

It has certainly been a remarkable year. Thanks to our dedicated property and corporate team members, our company has navigated through 2020’s unprecedented health and economic crisis—we could not have done it without them.  We’ve faced our challenges, but generally come out on top.

I would again like to thank our investors, lenders, customers and communities for their support.  We will continue to work hard on your behalf.

Sincerely,

/s/ Daniel R. Lee

Daniel R. Lee

President and Chief Executive Officer

Note: This letter supplants the glossy annual reports that are still prepared by some companies; such a report would not be economical for our small company. For a full description of our financial results, please see our annual report on Form 10-K that was filed with the Securities and Exchange Commission and that is available on our website, at www.fullhouseresorts.com.

This letter and the accompanying Notice and proxy statement contain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. These forward-looking statements can be identified by use of terms such as “believes,” “expects,” “anticipates,” “plans,” “intends,” “potential,” “may,” “could,” “would,” “will,” “might,” and similar references to future periods. Some of these forward-looking statements include, but are not limited to, our expected operating results, such as future EBITDA; our sports revenue agreements with third-party providers, including the expected revenues and the expected timing for the launch of the sports betting “skins” related thereto; our expectations regarding the expected amenities for Chamonix and the potential future Silver Slipper expansion; the timelines for Chamonix, our American Place proposal, and the potential future Silver Slipper expansion; our ability to obtain the casino license for the American Place proposal and, if we are awarded such license, to obtain financing; the execution of the tidelands option to lease with the State of Mississippi or the future exercise of such option; and the future spending patterns of our guests. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House, including our ability to repay our substantial indebtedness; the potential for additional adverse impacts from the COVID-19 pandemic on our business, construction projects, indebtedness, financial condition and operating results; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders, in connection with the COVID-19 pandemic; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete our growth and expansion projects on-time and on-budget; changes in guest visitation or spending patterns due to the COVID-19 pandemic or other health or other concerns; a decrease in overall demand as other competing entertainment venues re-open; our ability to obtain financing upon reasonable terms or at all, including for projects such as our American Place proposal or the potential future expansion at Silver Slipper; our ability to obtain the necessary approvals and permits for our growth, renovation and expansion projects; construction risks, delays and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects; effectiveness of expense and operating efficiencies; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic and current reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

FULL HOUSE RESORTS, INC.

1980 Festival Plaza Drive, Suite 680

Las Vegas, Nevada 89135

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

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April 14, 2021

In light of the ongoing pandemic, our Annual Meeting of Stockholders will again be held entirely online. This year’s meeting will be held virtually at 10:00 a.m., Pacific Time, on May 19, 2021, and we invite you to participate. The following items will be on the agenda:

1.	Election of eight members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;
2.	Approval of an amendment to increase the number of shares available for issuance under the 2015 Plan;
3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021;
4.	An advisory vote to approve the compensation of our named executive officers; and
5.	Transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 1, 2021 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

Your vote is important. You are encouraged to read this proxy statement and then cast your vote as promptly as possible by following the instructions on the proxy card you receive. We appreciate your investment in Full House Resorts and look forward to your participation in the upcoming meeting.

By order of the Board of Directors,

/s/ Elaine L. Guidroz

Elaine L. Guidroz

Secretary

Las Vegas, Nevada

This proxy statement, including the form of proxy, the letter from our President and Chief Executive Officer, and our 2020 Annual Report, are first being mailed to stockholders on or about April 14, 2021.

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PROXY STATEMENT

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This proxy statement is furnished in connection with the solicitation by the board of directors of Full House Resorts, Inc. (referred to herein as “we”, “us”, “our” and the “Company”) of proxies for use at our 2021 Annual Meeting of Stockholders to be held virtually at 10:00 a.m., Pacific Time, on May 19, 2021, and to any adjournments or postponements.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD VIRTUALLY ON MAY 19, 2021

This proxy statement, form of proxy and our annual report on Form 10-K are also available free of charge on our website at www.fullhouseresorts.com and at www.proxyvote.com.

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ABOUT THE MEETING

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What is a virtual annual meeting?

This year’s annual meeting will be online and a completely virtual meeting of stockholders due to the ongoing public health impact of the coronavirus (COVID-19) outbreak. This decision was made in light of the protocols that federal, state, and local governments have imposed and takes into account the health and safety of our stockholders, directors and members of management. You may attend, vote, and submit questions before and during the annual meeting via live audio webcast on the Internet by visiting www.virtualshareholdermeeting.com/FLL2021. You will not be able to attend the annual meeting in person. There will be no physical location for stockholders to attend.

You will need your control number included on your proxy card in order to be able to attend, submit questions that are pertinent to the meeting, and vote during the virtual annual meeting. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, shortly before the start of the meeting. You should allow ample time for the check-in procedures.

If you wish to submit a question, you may do so during the meeting at www.virtualshareholdermeeting.com/FLL2021. Questions pertinent to meeting matters will be recognized and answered during the meeting, subject to time constraints. We reserve the right to edit or reject questions that are profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting will be available at www.virtualshareholdermeeting.com/FLL2021.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.

What is the purpose of the annual meeting?

At the virtual annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

●	the election of eight directors;
●	the approval of an amendment to our 2015 Plan to increase the number of shares available for issuance under the 2015 Plan;
●	the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2021; and
●	an advisory vote to approve the compensation of our named executive officers.

The stockholders will also transact any other business that properly comes before the virtual meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 1, 2021, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in “street name”. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting included in the enclosed proxy materials.

Who can attend the virtual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the virtual annual meeting. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/FLL2021, you must enter the control number located on your proxy card. Beneficial owners as of the record date who wish to attend the virtual meeting should follow the instructions from their nominee included in their proxy materials.

What constitutes a quorum?

The presence at the virtual meeting, in person or by proxy, of the holders of 40% of the total number of shares of our common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 34,075,350 shares of our common stock were outstanding and held by approximately 72 stockholders of record. As of the record date, no shares of our preferred stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

If less than 40% of outstanding shares entitled to vote are represented at the virtual meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the virtual meeting before an adjournment is taken.

How do I vote?

If you are a stockholder of record, you may vote:

●	via Internet;
●	by telephone;
●	by mail; or
●	by attending the annual meeting virtually.

If you are a beneficial owner of shares held in street name, you must follow the voting procedures of your nominee included in your proxy materials. Beneficial owners who wish to vote in person at the virtual meeting must first request and obtain a legal proxy from their nominee.

If I plan to attend the virtual annual meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the virtual annual meeting.

If you vote in advance and also attend the virtual meeting, you do not need to vote again at the meeting unless you want to change your vote.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the virtual meeting and so request, although attendance at the virtual meeting will not by itself revoke a previously granted proxy. If your shares are held in street name, you must contact your broker or nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

What are the Board’s recommendations?

The enclosed proxy is solicited on behalf of our board of directors (the “Board”). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. The recommendation of our Board for each item in this proxy statement is set forth below:

Proposal		Board Recommendation
1.	Election of eight members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified.	FOR each director nominee
2.	Approval of an amendment to the 2015 Plan to increase the number of shares available for issuance under the 2015 Plan.	FOR
3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.	FOR
4.	Approval, on an advisory basis, of the compensation of our named executive officers.	FOR

What happens if additional matters are presented at the annual meeting?

Our Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by our Board, or if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Proposal		Votes Required for Approval	Abstentions
1.	Election of directors	Majority of votes cast	No impact
2.	Approval of an amendment to the 2015 Plan to increase the number of shares available for issuance under the 2015 Plan	Majority of votes cast	No impact
3.	Ratification of Deloitte & Touche LLP as our auditors	Majority of votes cast	No impact
4.	Advisory vote to approve compensation of named executive officers	Majority of votes cast	No impact

For any other item that may properly come before the meeting, the affirmative vote of a majority of the votes cast at the virtual meeting, either in person or by proxy, will be required for approval, unless otherwise required by law.

How are abstentions treated?

Abstentions will not be counted as votes cast in the final tally of votes with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.

What are “broker non-votes” and how are they treated?

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposals 1, 2 or 4, the broker may not exercise discretion to vote for or against Proposals 1, 2 and 4. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 3, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the effect of the advisory vote on Proposal 4?

Proposal 4 (“Say on Pay”) is an advisory vote. This means that while we ask stockholders to approve resolutions regarding this proposal, this is not an action that requires stockholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Although the advisory vote on this proposal is non-binding, our Board and its compensation committee will review the results of the vote and take them into account in making determinations concerning executive compensation.

Do I have dissenter’s or appraisal rights?

You have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Where can I find voting results of the virtual annual meeting?

We will announce the results for the proposals voted upon at the annual meeting and publish final detailed voting results in a Form 8-K filed within four business days after the virtual annual meeting.

Who should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our 2020 Annual Report, please contact: Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135, Telephone: (702) 221-7800.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

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Our Amended and Restated By-laws (the “By-laws”) provide that the number of directors constituting our Board shall be fixed from time to time by our Board. Our Board currently consists of eight directors. The nominees to be voted on by stockholders at this meeting are Kenneth R. Adams, Carl G. Braunlich, Lewis A. Fanger, Eric J. Green, Michael A. Hartmeier, Daniel R. Lee, Kathleen M. Marshall and Michael P. Shaunnessy.  Directors are elected by a majority of the votes cast, assuming a quorum is present. The term of office of each director ends at the next annual meeting of stockholders or when his or her successor is elected and qualified.

All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our Board may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of each of the nominees.

Director Nominees

We believe that each nominee possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. In addition, each nominee is being nominated because they each possess high standards of personal integrity, are accomplished in their field, have an understanding of the interests and issues that are important to our stockholders and are able to dedicate sufficient time to fulfilling their obligations as a director.

Each nominee’s biography containing information regarding the individual’s service as a director, business experience, director positions held currently or within the last five years and other pertinent information about the particular experience, qualifications, attributes and skills that led our Board to conclude that such person should serve as a director appears on the following pages.

Nasdaq’s Board Diversity Proposal

In December 2020, Nasdaq filed a proposal with the SEC setting a “recommended objective” for Nasdaq-listed companies to have at least two diverse board members. Under this proposal, Nasdaq-listed companies would need to have at least one female board member, and at least one board member from an underrepresented minority or that identifies as LGBTQ+. When Nasdaq announced its proposal, it stated that more than 75% of its listed companies did not meet its proposed diversity requirements. While the SEC has not yet ruled on this proposal, we note that the Company currently satisfies this proposed diversity requirement, benefiting from the diverse experiences of Ms. Marshall and Mr. Fanger. We consider diversity and experience, among other items, when evaluating candidates for our Board.

77 January 2007 ● ●
Kenneth R. Adams Director Age: 78 Director Since: January 2007 Committees: ● Audit ● Compliance (Chair)

Mr. Adams is a principal in the gaming consulting firm, Ken Adams Ltd., which he founded in 1990. He is also an editor of the Adams’ Report monthly newsletter, the Adams’ Daily Report electronic newsletter and the Adams Analysis, each of which focuses on the gaming industry. From 2012 through 2018, Mr. Adams was a partner in the Colorado Grande in Cripple Creek, Colorado, a limited-stakes casino with a restaurant and bar. From 1997 through early 2019, Mr. Adams was a partner in Johnny Nolon’s Casino in Cripple Creek, Colorado, also a limited-stakes casino with a restaurant and bar. From 2001 until 2008, he served on the board of directors of Vision Gaming & Technology, Inc., a privately held gaming machine company, and he formerly served on the board of directors of the Downtown Improvement Agency in Reno, Nevada.

Our Board believes Mr. Adams is qualified to serve as a Director due to his over 40 years of gaming industry experience, including specific experience as a casino owner and operator, his knowledge of the casino industry, and his continuing analysis and review of the industry.

67 May 2005 ● ● ●
Carl G. Braunlich Chairman Age: 68 Director Since: May 2005 Committees: ● Compensation ● Compliance ● Nominating and Corporate Governance (Chair)

Since August 2006, Dr. Braunlich has been an Associate Professor at the University of Nevada, Las Vegas. Prior to joining the faculty of University of Nevada, Las Vegas, Dr. Braunlich was a Professor of Hotel Management at Purdue University since 1990. Previously, he was on the faculty at United States International University. Dr. Braunlich has held executive positions at the Golden Nugget Hotel and Casino in Atlantic City, New Jersey and at Paradise Island Hotel and Casino, Nassau, Bahamas. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel and Casino, Bellagio Resort and Casino, International Game Technology, Inc., Atlantic Lottery Corporation, Nova Scotia Gaming Corporation and the Nevada Council on Problem Gambling. Dr. Braunlich was on the board of directors of the National Council on Problem Gambling, and he has served on several problem gambling committees, including those of the Nevada Resort Association and the American Gaming Association. He holds B.S. and M.S. degrees from the Cornell University School of Hotel Administration and a Doctor of Business Administration degree in International Business from United States International University, San Diego, California.

Our Board believes that Dr. Braunlich is qualified to serve as a Director due to his knowledge of and experience gained over
15 years in the casino resort industry, including as a consultant to the casino resort industry, as well as over twenty years as a faculty member of hotel management schools.

Chief Financial Officer and Treasurer 42 June 2019
Lewis A. Fanger Director, Senior Vice President, Chief Financial Officer and Treasurer Age: 43 Director Since: June 2019

Mr. Fanger was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on January 30, 2015. Prior to joining the Company, Mr. Fanger served from June 2013 through February 2015 as a Vice President of Wynn Resorts, Limited, a leading owner and operator of resort casinos and a member of the S&P 500 and Nasdaq-100 indexes. At Wynn Resorts, Mr. Fanger oversaw the investor relations functions for both its Nasdaq and Hong Kong Stock Exchange-listed stocks and assisted with the company’s development efforts, including in Asia. From August 2011 to June 2013, Mr. Fanger was Senior Vice President and Chief Financial Officer of Creative Casinos, LLC, the original developer of the Golden Nugget resort casino in Lake Charles, Louisiana. Mr. Fanger also served from July 2003 to August 2011 at Pinnacle Entertainment, Inc. in various capacities, including as Vice President of Finance, where he oversaw the treasury and investor relations functions of the company. Prior to that, Mr. Fanger worked as an equity research associate in the gaming group at Bear, Stearns & Co. in New York. Mr. Fanger earned a bachelor’s degree in industrial engineering and a master’s degree in business administration, both from Stanford University.

Our Board believes that Mr. Fanger is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries, and his executive management experience as Chief Financial Officer of a public corporation.

63 November 2014 ●
Eric J. Green Director Age: 50 Director Since: July 2020 Committees: ● Compensation (Chair)

Mr. Green brings more than 20 years of investment expertise to the Company’s board of directors. Since 1997, he has worked at Penn Capital, an investment firm with approximately $3 billion of assets under management. Mr. Green currently serves as Penn Capital’s Chief Investment Officer of Equity, where he is responsible for guiding the firm’s equity strategies. Additionally, Mr. Green serves as a Senior Portfolio Manager for Penn Capital’s Small Cap, Small to Micro Cap, and Mid Cap equity strategies. He is currently a member of the firm’s executive team, which oversees the firm’s overall corporate strategy and management. Prior to joining Penn Capital, Mr. Green was with the Federal National Mortgage Association, the Royal Bank of Scotland, and the United States Securities and Exchange Commission, where he served as a financial analyst in the Division of Investment Management. Mr. Green is also Vice Chairman of the Board of Directors for the Anti-Defamation League (ADL) Mid-Atlantic Region. Mr. Green earned a bachelor’s degree in business administration from American University and a master’s degree in business administration from the Yale School of Management.

Our Board believes that Mr. Green is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the securities industry and his executive management experience in asset management.

63 November 2014 ●
Michael A. Hartmeier Director Age: 58 Director Since: December 2020 Committees: ● Audit ● Compensation

Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Barclays, a multinational investment bank and financial services company. His prior roles include group head positions in hospitality and gaming for Lehman Brothers and Credit Suisse First Boston. During his 25 years as an investment banker, Mr. Hartmeier completed more than $125 billion in financing and advisory assignments. Since August 2020, Mr. Hartmeier has served on the board of directors of DiamondRock Hospitality (NYSE: DRH), a REIT that owns premium hotels and resorts throughout North America. Mr. Hartmeier received his Master of Business Administration degree from Harvard Business School and a B.A. in Economics-Business from the University of California, Los Angeles (“UCLA”). While at UCLA, he was awarded the Pacific-10 Conference Medal. He is a Certified Public Accountant (non-practicing) and began his career as an auditor at Price Waterhouse.

Our Board believes that Mr. Hartmeier is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries, and his executive management experience in investment banking.

63 November 2014 ●
Daniel R. Lee Director, President and Chief Executive Officer Age: 64 Director Since: November 2014 Committees: ● Compliance

Mr. Lee was appointed as our President and Chief Executive Officer in November 2014. Mr. Lee was the Managing Partner of Creative Casinos, LLC, a developer of casino resorts, from September 2010 through December 2014. He was previously Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., a casino operator and developer, from April 2002 to November 2009. In the 1990s, he was Chief Financial Officer, Treasurer and Senior Vice President of Finance and Development at Mirage Resorts. During the 1980s, Mr. Lee was a securities analyst for Drexel Burnham Lambert and CS First Boston, specializing in the lodging and gaming industries. He serves as an independent director of Associated Capital Group, Inc., a publicly traded investment management company, since November 2015, where he is a member of the governance committee. He previously served as a director of Myers Industries, Inc., a publicly traded diversified manufacturing company, from April 2016 to April 2018, where he was a member of the audit committee and the corporate governance and nominating committee. Mr. Lee also previously served as an independent director of LICT Corporation and of ICTC Group, Inc. While working as a securities analyst, he was a Chartered Financial Analyst. Mr. Lee earned his M.B.A. and a B.S. degree in Hotel Administration, both from Cornell University.

Our Board believes that Mr. Lee is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries and his executive management experience as Chief Executive Officer of a large public corporation.

64 January 2007 ● ● ●
Kathleen M. Marshall Director Age: 65 Director Since: January 2007 Committees: ● Audit (Chair) ● Compensation ● Compliance ● Nominating and Corporate Governance

Ms. Marshall is a Certified Public Accountant who, since March 2017, has served as the Chief Financial Officer of Casino Reinvestment Development Authority (CRDA), a New Jersey State Authority. Previously, she served as the Controller of CRDA from June 2016 to March 2017, and provided consulting services to CRDA from January 2016 to June 2016. From October 2008 through January 2016, Ms. Marshall served as Director of Business Development of Global Connect LLC, a web-based voice messaging company. Prior to that, from July 2003 through August 2008, Ms. Marshall served as Vice President of Finance for Atlantic City Coin & Slot Service Co. Inc., which designs, manufactures and distributes gaming equipment. Ms. Marshall has also held various finance positions with the Atlantic City Convention Center and several Atlantic City casinos, including Atlantic City Showboat, Inc. and Caesars Atlantic City, Inc. In addition, Ms. Marshall has worked as a public accountant in the audit division of Price Waterhouse.

Our Board believes that Ms. Marshall is qualified to serve as a Director due to her knowledge of and experience in the casino industry and her background as a financial officer for casino and casino-related companies.

50 November 2014 ●
Michael P. Shaunnessy Director Age: 67 Director Since: July 2020 Committees: ● Nominating and Corporate Governance

Mr. Shaunnessy brings 37 years of experience in the gaming and hospitality industries to the Company’s board of directors. Most recently, Mr. Shaunnessy was President and Chief Executive Officer of Nevada Gold & Casinos, Inc., which he led for more than six years until its sale in 2019. From 2005 to 2012, Mr. Shaunnessy was an Executive Vice President of Operations at MGM Resorts International. In that capacity, he was the chief operating and financial officer overseeing operations of MGM’s Railroad Pass and Gold Strike casino hotel properties, both in the Las Vegas, Nevada area. Before joining MGM, Mr. Shaunnessy served as Vice President of Administration of Monarch Casino & Resort, Inc. Additionally, from 1998 to 2004, he served as Executive Vice President and Chief Financial Officer of our company, Full House Resorts, as well as a member of its board of directors from 2001 to 2004. A certified public accountant, Mr. Shaunnessy earned a bachelor’s degree in business administration from Lewis University and a master’s degree in accountancy from Northern Illinois University.

Our Board believes that Mr. Shaunnessy is qualified to serve as a Director due to his knowledge of and experience in the casino industry and his executive management experience as a financial officer and Chief Executive Officer of casino companies.

OUR BOARD RECOMMENDS
A VOTE “FOR” EACH OF THE NOMINEES.

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CORPORATE GOVERNANCE

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Board Leadership Structure

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. Instead, our Board remains free to make this determination from time to time in a manner that seems most appropriate for us. We currently have separate persons serving as the Chief Executive Officer and as Chairman of the Board, in recognition of the differences between the two roles. Our Chairman is responsible for setting the agenda for each of the meetings of our Board and the annual meetings of stockholders, and our Chief Executive Officer is responsible for our strategic direction and the general management of its business, financial affairs and day-to-day operations. We believe this structure promotes active participation of the independent directors and strengthens the role of our Board in fulfilling both its oversight responsibility and fiduciary duties to our stockholders, while recognizing our day-to-day management direction by the Chief Executive Officer. Accordingly, we believe this structure has been the best governance model for us and our stockholders to date.

Dr. Braunlich, an independent director, currently serves as our Chairman of the Board. During 2020, the independent directors met once in conjunction with our regular Board meetings. All of our Board committees are compromised only of independent directors except for our compliance committee, which includes Mr. Lee, our President and Chief Executive Officer. Each committee is chaired by an independent director. Our Board leadership structure is commonly utilized by other public companies in the United States of comparable size and scope. We believe that an independent Chairman and only independent directors serving on our Board committees (other than the compliance committee) provide an effective and balanced leadership structure. With experienced and participating independent directors, we believe we have the proper leadership structure.

Independence of Directors

Under the corporate governance standards of the Nasdaq Stock Market LLC (“Nasdaq”), at least a majority of our Board and all of the members of our audit committee, compensation committee, and the nominating and corporate governance committee must meet the test of independence as defined by the listing requirements of Nasdaq. Our Board, in the exercise of its reasonable business judgment, has determined that Mr. Adams, Dr. Braunlich, Mr. Green, Mr. Hartmeier, Ms. Marshall and Mr. Shaunnessy (constituting 75% of our board) qualify as independent directors, pursuant to Nasdaq and rules and regulations of the Securities and Exchange Commission (“SEC”). In making the determination of independence, our Board undertook a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. In addition, our Board considered the recommendations of our nominating and corporate governance committee, which also considered whether such directors would be deemed to be “independent”.

Meetings

During 2020, our Board held 15 meetings. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board that were held during the period in which he or she was a director and (ii) the total number of meetings of all committees on which he or she served that were held during the period in which he or she was a director. We have no specific requirements regarding attendance at the annual meeting of stockholders by our directors. Nevertheless, in 2020, all of our directors at such time attended the virtual annual meeting.

Board Committees

Our Board has four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, and the compliance committee, each of which operates under a written charter adopted by our Board. A current copy of each of the audit committee, compensation committee, compliance committee, and nominating and corporate governance committee charters is available through the “Investors - Governance Documents” link on our website, www.fullhouseresorts.com. The following table illustrates the current membership of each of our Board’s committees:

Nominating and
Corporate
Director	Audit	Compensation	Governance	Compliance
Kenneth R. Adams	●			Chair
Carl G. Braunlich		●	Chair	●
Eric J. Green		Chair
Michael A. Hartmeier	●	●
Daniel R. Lee				●
Kathleen M. Marshall	Chair	●	●	●
Michael P. Shaunnessy			●

Audit Committee

The audit committee is comprised of three members: Ms. Marshall, Mr. Adams and Mr. Hartmeier. Ms. Marshall serves as chair and financial expert on the audit committee. Our Board has determined that Ms. Marshall and Mr. Hartmeier are audit committee financial experts as defined by the rules and regulations of the SEC. Our Board, in its reasonable judgment, has determined that each member of the audit committee is independent, as defined under the applicable Nasdaq listing standards, and meets the enhanced independence standards for audit committee members required by the SEC. The audit committee held five meetings in 2020.

Among its responsibilities, the audit committee:

●	selects, retains, compensates, oversees and terminates, if necessary, our independent auditors;
●	approves all audit engagement fees and terms and pre-approves all audit and permitted non-audit and tax services that may be provided by our independent auditors;
●	at least annually, evaluates the qualifications, performance and independence of our independent auditors;
●	reviews and discusses with the independent auditors, among other matters, the overall audit strategy and the scope, timing and results of the annual audit, and critical accounting policies and practices to be used in the audit;
●	reviews with management and the independent auditors the adequacy and effectiveness of our financial reporting processes, internal control over financial reporting and disclosure controls and procedures;
●	reviews and discusses with the independent auditors and management our annual and quarterly financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in our annual reports on Form 10-K and our quarterly reports on Form 10-Q;
●	reviews, discusses with the independent auditors, and approves the functions of our internal audit department;
●	establishes and oversees procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
●	reviews and discusses with management and the internal audit department the risks faced by the Company and the policies, guidelines and process by which management assesses and manages such risks, including our major financial and data risk exposures;

●	reviews, with the General Counsel and outside legal counsel, legal and regulatory matters that could have a significant impact on our financial statements; and
●	reviews, approves and oversees related party transactions.

Please refer to the audit committee report, which is set forth below, for a further description of our audit committee’s responsibilities and its recommendations with respect to our audited consolidated financial statements for the year ended December 31, 2020.

Compensation Committee

The compensation committee is currently comprised of four members, Mr. Green, Dr. Braunlich, Mr. Hartmeier and Ms. Marshall. Mr. Green serves as chair of the compensation committee. Our Board, in its reasonable judgment, has determined that each member of the compensation committee is independent as defined under the applicable Nasdaq listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The compensation committee held nine meetings in 2020. The compensation committee is generally responsible for reviewing and making recommendations to our Board regarding all forms of compensation to be provided to our executive officers, directors and, where appropriate, employees.

Among its responsibilities, the compensation committee:

●	reviews and determines the corporate goals and objectives of our chief executive officer, or CEO, and all other executive officers and such other employees as the compensation committee may determine from time to time;
●	at least annually, evaluates the performance of the CEO and all other executive officers and such other employees as the compensation committee may determine from time to time;
●	reviews and approves the compensation of the CEO;
●	reviews and approves, or recommends for Board approval where appropriate, the compensation of all other executive officers, and such other employees as the compensation committee may determine from time to time;
●	reviews and approves, or recommends for Board approval, individual performance objectives and general compensation goals and guidelines for executive officers and such other employees as the compensation committee may determine from time to time, and the criteria by which bonuses to such executive officers and other employees are determined;
●	reviews and approves, or recommends for Board approval, the compensation policy for executive officers and directors, and such other employees as the compensation committee may determine from time to time;
●	reviews and annually evaluates our incentive compensation plans and acts as administrator for all of our incentive plans; and
●	develops and recommends for Board approval the executive officer succession plan, reviews such succession plan periodically, develops and evaluates potential candidates for executive officer positions and recommends to the Board any changes to and candidates for succession under the succession plan.

Management provides recommendations to the compensation committee on the amount and type of executive compensation (other than that of the recommending executive), as well as individual performance objectives for bonuses and incentive compensation, and the compensation committee reviews and considers these recommendations. In formulating its recommendations to the Board, the compensation committee additionally considers our performance as a whole. The compensation committee determines the achievement of the individual performance objectives, which are based on specific goals consistent with the annual business plan, and recommends individual bonus and incentive compensation amounts to the Board. The compensation committee may delegate its authority to subcommittees or the chair of the committee when it deems appropriate and in our best interest.

The compensation committee reviews a number of factors when evaluating compensation of executives, including any potential base salary increases. Such factors include, but are not limited to, a periodic review of our peer group within the gaming industry for equivalent positions of companies of similar size and status, external market conditions, and individual factors. Such individual factors include the executive’s experience, tenure, education, job performance, contributions to our operational and financial results, complexity of the executive’s responsibilities and any unique skills or qualities the executive possesses.

In 2020, the compensation committee authorized AETHOS Consulting Group (“AETHOS”) to perform an independent compensation study for our President and Chief Executive Officer, as well as to provide recommendations for compensation programs. The compensation study utilized a peer group consisting of: Ark Restaurants, Canterbury Park Holding, Century Casinos, Galaxy Gaming, Golden Entertainment, Inspired Entertainment, Monarch Casino and Resort, Red Lion Hotels, The ONE Group Hospitality, and Twin River Worldwide Holdings, which was recently renamed Bally’s. Using compensation figures from 2019, the study noted that the base salary of our Chief Executive Officer was below the market 25th percentile, total cash compensation was below the 25th percentile, and total direct compensation was below the market 25th percentile.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee were at any time during 2020, or at any other time, an officer or employee of our Company, or was formerly an officer of our Company. During 2020, none of our executive officers served as a director of another entity, one of whose executive officers served on the compensation committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board. There were no transactions in 2020 between us and any directors who served as compensation committee members for any part of 2020 that would require disclosure by us under SEC rules requiring disclosure of certain relationships and related party transactions.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently comprised of three members, Dr. Braunlich, Ms. Marshall and Mr. Shaunnessy. Dr. Braunlich serves as chair of the nominating and corporate governance committee. The nominating and corporate governance committee held four meetings in 2020.

The nominating and corporate governance committee is generally responsible for assisting our Board with respect to nominating new directors.

Among its responsibilities, the nominating and corporate governance committee:

●	determines, and periodically reviews, specific, minimum qualifications and characteristics that must be met by a nominee for a position on the Board or on a Board committee;
●	determines, and periodically reviews, (i) whether there are any specific qualities or skills that are necessary for one or more directors to possess, (ii) the overall diversity of the Board, and (iii) any other areas that may be expected to contribute to an effective Board;
●	identifies, evaluates, proposes, approves and recommends for Board approval nominees for election or appointment to the Board, including nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders;
●	evaluates, proposes, and approves any nominations of director candidates validly made by stockholders in accordance with policies and procedures adopted by the Board and applicable laws, rules, and regulations;
●	identifies, evaluates, proposes, and approves candidates to fill Board and committee vacancies and review the Board’s committee structure and composition;
●	develops, and recommends to the Board for approval, standards for determining when a director has a relationship with the Company that would impair his or her independence;
●	develops and recommends to the Board, and reviews at least annually, a set of corporate governance guidelines applicable to us, and recommends changes to the Board as appropriate;

●	develops, recommends to the Board for approval, and periodically reviews, the Code of Business Ethics and Conduct, investigates any alleged breach or violation, and enforces the provisions of the Code of Business Ethics and Conduct;
●	reviews and oversees our corporate governance practices and procedures; and
●	develops, subject to Board approval, a process for periodic evaluation of the Board and other Board committees and oversees the conduct of such evaluations.

The nominating and corporate governance committee considers all qualified director candidates regardless of age, race, gender, national origin or religion. The nominating and corporate governance committee seeks to balance the existing skill sets of current Board members with the need for diversity and other appropriate skills and qualities that will complement our strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness, including such factors as business experience, skills and knowledge with respect to the gaming industry, finance, marketing, and financial reporting. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. The nominating and corporate governance committee will consider stockholder recommendations for director candidates and will do so in the same manner that it considers all director candidates. Other than as provided by applicable law, there are no specific, minimum qualifications that must be met by a director nominee recommended by a stockholder except that a director must be of full age.

Under our By-Laws, if a stockholder wishes to submit a nominee for consideration by the nominating and corporate governance committee, the stockholder must deliver or mail notice of the request to the Secretary, in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. However, if the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, such notice must be received by the Secretary no later than 10 days following the date of public disclosure of the annual meeting date. The notice must be accompanied by the information concerning the nominee and proposing stockholder described in Article I, Section 12 of our By-Laws including disclosure of: (i) the number of shares of our capital stock owned of record and beneficially by the nominee, (ii) a description of any agreement, arrangement or understanding between a proposing stockholder and any other persons acting in concert, (iii) information we deem appropriate to ascertain the nominee’s suitability to serve on the Board or eligibility to serve as an independent director, and (iv) any other information concerning the nominee required to comply with the proxy rules and regulations. A nomination not made in accordance with the procedures set forth in our By-Laws is void.

Although the nominating and corporate governance committee’s charter permits the committee to engage a search firm to identify director candidates, we did not pay any third parties a fee to assist in the process of identifying or evaluating director candidates in 2020.

Compliance Committee

The compliance committee is comprised of four members: Mr. Adams, Dr. Braunlich, Mr. Lee and Ms. Marshall. Mr. Adams serves as chair of the compliance committee. The compliance committee’s functions include reviewing and making recommendations to the Board regarding compliance with gaming laws and regulations. The compliance committee held four meetings in 2020.

The compliance committee meets quarterly to review the items determined by the Colorado, Nevada, Indiana and Mississippi gaming control boards to be of sufficient material interest to warrant review by a committee of the Board, as reported by our Compliance Officer and General Counsel.

Board’s Role in Risk Oversight

The audit committee is responsible for reviewing and assessing our financial risks, including those that may relate to cybersecurity. The compensation committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice. In addition, the compliance committee is responsible for the oversight and review of all matters of gaming regulatory importance. We believe that these committees provide us with proper risk oversight.

Prohibition on Short Sales, Derivatives Trading and Pledging and Hedging of Company Securities

Our insider trading policy prohibits directors, officers, employees, and our consultants and independent contractors (“Insiders”) from engaging in short-term or speculative transactions involving our securities.  Specifically, Insiders may not engage in any of the following activities with respect to our securities:

●	trading in securities on a short-term basis, excluding transactions require to complete certain stock option exercises;
●	purchases of our securities on margin or holding our securities in a margin account;
●	short sales of our securities;
●	buying or selling puts or calls, or other derivative securities, of our securities;
●	pledging our securities as collateral for a loan; and
●	hedging or monetizing transactions or similar arrangements with respect to our securities.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics applicable to each of our directors, officers and employees. The full text of the Code of Conduct and Ethics is available through the “Investors - Governance Documents” link on our website, www.fullhouseresorts.com. We intend to provide disclosure of any amendments or waivers of our Code of Conduct and Ethics on our website within four business days following the date of the amendment or waiver.

Certain Relationships and Related Party Transactions

Our Code of Conduct and Ethics broadly covers related-party transactions that may involve a conflict of interest. Under our audit committee charter, all related party transactions must be approved by our audit committee. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which the company is a participant, (ii) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of a smaller reporting company’s total assets at year-end for the last two completed fiscal years, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of our common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Company did not have any related party transactions in 2019 or 2020.

Director Compensation

Each non-employee director’s compensation in 2020 consisted of three components: (1) cash compensation of $28,000 per year, paid quarterly in arrears (pro-rated for directors that served for less than the full year), (2) except for Mr. Landau and Mr. Thomas, who did not stand for re-election in 2020, a grant of common stock in a number of shares equal to $12,000 on the date of grant, of which Dr. Braunlich and Ms. Marshall elected to receive the $12,000 value in quarterly cash payments of $3,000 in arrears, and which was prorated for Mr. Hartmeier based on his length of service as a director, and (3) except for Mr. Landau and Mr. Thomas, a stock option grant to purchase 8,000 shares of common stock, which was prorated for Mr. Hartmeier based on his length of service as a director. The table below summarizes the compensation paid by us to our non-employee directors for services rendered for 2020. Mr. Lee and Mr. Fanger, who are employed by us, do not receive additional compensation for serving as directors.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards(1)	Awards(1)(2)	Total
Kenneth R. Adams	$28,000	$12,000	$7,310	$47,310
Carl G. Braunlich	40,000	—	7,310	47,310
Eric J. Green	14,000	12,000	6,427	32,427
Michael A. Hartmeier	2,130	6,248	4,128	12,506
Kathleen M. Marshall	40,000	—	7,310	47,310
Michael P. Shaunnessy	14,000	12,000	6,427	32,427
Bradley M. Tirpak(3)	28,000	12,000	7,310	47,310
Ellis Landau(4)	11,666	—	—	11,666
Craig W. Thomas(5)	7,000	—	—	7,000

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(1)	The amounts shown in this column represent the aggregate grant date fair value of awards for the fiscal year ended December 31, 2020, calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used in the calculation of these amounts, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(2)	At December 31, 2020 (i) each of Mr. Adams, Dr. Braunlich, Ms. Marshall and Mr. Tirpak had an aggregate of 41,808 unexercised stock options outstanding, (ii) each of Mr. Green and Mr. Shaunnessy had an aggregate of 8,000 unexercised stock options outstanding, (iii) Mr. Hartmeier had an aggregate of 2,000 unexercised stock options outstanding, (iv) Mr. Landau had an aggregate of 33,808 unexercised stock options outstanding, and (v) Mr. Thomas did not have any unexercised stock options outstanding.
(3)	Mr. Tirpak resigned from the Board, effective February 11, 2021, prior to the vesting date of his option award granted in 2020.
(4)	Mr. Landau retired from the Board effective as of the 2020 annual meeting on June 11, 2020.
(5)	Mr. Thomas resigned from the Board, effective April 20, 2020.

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INFORMATION CONCERNING EXECUTIVE OFFICERS

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The following table sets forth certain information with respect to our current executive officers and lists their current titles. A summary of the background and experience of Ms. Guidroz is set forth in the paragraph following the table. The background and experience of Mr. Lee and Mr. Fanger are described above in the section titled “Proposal One: Election of Directors.” Our executive officers serve at the discretion of the Board.

Name	Age	Position
Daniel R. Lee	64	Director, President and Chief Executive Officer
Lewis A. Fanger	43	Director, Senior Vice President, Chief Financial Officer and Treasurer
Elaine L. Guidroz	43	Vice President, Secretary and General Counsel

Elaine L. Guidroz was appointed as our Compliance Officer in November 2012 and as our Secretary in December 2012. She has served as our General Counsel since January 2013. Prior to serving as General Counsel, Ms. Guidroz served as Associate General Counsel since February 2012. Ms. Guidroz began her gaming career in 2004 where she served as In-House Counsel to Grand Victoria Casino & Resort, owned and managed by Hyatt Gaming Management, Inc. From 2006 through 2011, Ms. Guidroz served as General Counsel and Compliance Officer to Grand Victoria Casino & Resort. Prior to joining Grand Victoria, Ms. Guidroz was in private practice in Indianapolis, Indiana, where she focused primarily on insurance defense matters. Ms. Guidroz received her Doctor of Jurisprudence (J.D.), magna cum laude, from Indiana University’s McKinney School of Law. Ms. Guidroz also holds a Masters of Business Administration from Xavier University’s Williams College of Business, and a Bachelor of Arts from the University of North Carolina-Chapel Hill. Ms. Guidroz is admitted to practice law in the states of Indiana and Kentucky.

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EXECUTIVE COMPENSATION

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We are constantly seeking to improve our policies and practices. We regularly meet with our shareholders, seeking their input on a broad variety of topics, including executive compensation. While we did not receive any negative feedback regarding executive compensation as a result of those outreach efforts in 2020, we nonetheless continue to seek ways to improve our compensation program. For example, in 2021, we adopted stock ownership guidelines for our Board and management team. Items of note include:

●	Under the 2015 Equity Incentive Plan, as amended from time to time (the “2015 Plan”), a double-trigger is required for early vesting of equity and related grants in connection with a change in control. All unvested options that are currently outstanding were issued from the 2015 Plan.
●	We use a formula-based, pay-for-performance approach to management bonuses. Since 2017, our bonus criteria have focused on achievement of performance goals, including return on invested capital, Adjusted EBITDA, discretionary free cash flow per share, and individual goals. Due to the pandemic, we temporarily suspended this approach in 2020 to focus on preservation of cash.
●	Maintenance of a clawback policy, which applies to both cash and stock-based awards.
●	As detailed below, in March 2021, the Board approved stock ownership guidelines for our management team and our Board. As of the record date, all individuals subject to the stock ownership guidelines exceed the minimum requirements.
●	In 2020, we again retained an independent third party to compare our executive compensation to an independently-determined peer group.
●	The 2015 Plan prohibits the repricing or exchange of equity-based grants without stockholder approval.
●	The compensation committee is comprised entirely of independent directors.
●	We prohibit the hedging of our securities by members of our Board, our officers, and other Insiders.
●	We prohibit the purchase of our securities on margin or the holding of our securities in a margin account.
●	We prohibit the pledging of our securities as collateral for a loan.

We made several improvements to our company’s balance sheet and operations in 2020 and early 2021, including:

●	In 2019, we executed six sports betting agreements, which, combined, resulted in the receipt of $6 million in cash, as well as a contractual combined minimum of $7 million per year in revenues for us after their launch of operations. As of April 14, 2021, four of the mobile sports operations related to these agreements had commenced operations. The remaining two are expected to begin in the second quarter of 2021.
●	Adjusted EBITDA[1] grew 23.3% in 2020, despite a 24.1% decline in revenue resulting from the closure of our properties for approximately three months beginning in March 2020 due to the ongoing pandemic.
●	In February 2021, we completed the issuance of $310 million of senior secured notes due 2028 (the “2028 Notes”). Proceeds from that note issuance will be used to fund the construction of Chamonix Casino Hotel, our luxury casino and hotel project currently under construction in Cripple Creek, Colorado. We also used bond proceeds to fully redeem all of our outstanding warrants and to refinance our senior secured notes due 2024 (the “2024 Notes”). Unlike our 2024 Notes, the 2028 Notes do not have quarterly debt-to-EBITDA leverage covenants that we must maintain.
●	In March 2021, we issued $46 million of equity to further strengthen our balance sheet for future opportunities, such as our American Place proposal in Waukegan, Illinois. Also in March 2021, we entered into an agreement for a five-year,

1 For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income and net income, please see Annex 1 in this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2020.

senior secured revolving credit facility. The $15.0 million credit facility provides the Company with additional liquidity and may be used for working capital, letters of credit, and other ongoing general purposes.
●	At December 31, 2020, the one-year, three-year, and five-year shareholder return for our stock was 17.3%, 1.0%, and 135.3%, respectively.
●	At March 31, 2021, the one-year, three-year, and five-year shareholder return for our stock was 580.8%, 165.1%, and 491.0%, respectively.
●	From November 28, 2014, the date that Mr. Lee became our Chief Executive Officer, through the record date, the Company’s stock price has increased 592.8%.

Stock Ownership Guidelines

We believe that ownership in the Company by our executive management team, including our named executive officers, is an important tool to align the interests of our management team with the long-term best interests of our stockholders. Accordingly, in March 2021, the Board approved stock ownership guidelines for our management team and our Board, as detailed in the table below:

Title	Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer	3x
Other Named Executive Officers	2x
Independent Directors	2x Annual Cash Retainer

For purposes of determining a participant’s stock ownership level, the following items are included in the calculation of beneficial ownership: shares purchased on the open market or in private transactions; shares that are derived from vested equity awards, including vested restricted stock, stock-settled restricted stock units (RSUs), and exercised stock options; vested shares held in a 401(k) plan or other similar plan; and vested, but unexercised, stock options that are "in-the-money," where the fair market value of a share of the company's stock exceeds the exercise or strike price of the option.

As we recently adopted these new guidelines, we have given management and directors a period of three years to meet their minimum stock ownership levels. Newly-appointed directors and management members will have a five-year period from their date of joining the Company to meet their minimum stock ownership levels. Nevertheless, as of the record date, all of our Named Executive Officers and all directors of our Board exceed the minimum stock ownership guidelines.

Annual Incentive Plan

Our compensation committee adopted the Full House Resorts, Inc. Annual Incentive Plan for Executives (the “Annual Incentive Plan”), effective as of January 1, 2017. The Annual Incentive Plan is a short-term incentive plan designed to reward our executives for achieving pre-established corporate performance goals during a given performance period. The purpose of the Annual Incentive Plan is to provide an incentive for superior performance, to motivate participating executives toward the highest levels of achievement and business results, to tie management’s goals and interests with our stockholders’ goals, and to enable us to attract and retain highly qualified executives. Any bonus awards under the Annual Incentive Plan are payable in cash or common stock (or any combination of cash or common stock), and any portion of such bonus award payable in the form of our common stock will be subject to the terms and conditions (including the applicable share limitations) of our 2015 Plan, or any other plan adopted by us pursuant to which shares of common stock may be granted.

Participation in the Annual Incentive Plan includes our named executive officers (our Chief Executive Officer, Chief Financial Officer and General Counsel), as well as any other individuals as determined by the compensation committee in its discretion.

Annual Incentive Awards

As previously noted, Adjusted EBITDA increased 23.3% in 2020, despite a 24.1% decline in revenue resulting from the closure of our properties for approximately three months beginning in March 2020 due to the ongoing pandemic. Despite such growth, the Compensation Committee elected to not make any cash incentive awards to Mr. Fanger and Ms. Guidroz under the Annual Incentive Plan for 2020 in light of the ongoing pandemic. However, upon the successful completion of the refinancing of our debt in February 2021, Mr. Fanger and Ms. Guidroz received a cash bonus of $100,000 and $75,000, respectively, with half of such amount payable immediately and the remainder to be paid as soon as practicable after January 1, 2022, subject to their continued employment with the Company on such date.

Prior to 2020, the Compensation Committee used four performance metrics for evaluating annual incentive bonus payouts for 2020 under the Annual Incentive Plan. They were Adjusted EBITDA (weighted 40%), return on invested capital (15%), discretionary cash flow per share (15%) and individual qualitative performance goals (30%), each as defined by the Compensation Committee. We expect to return to a formulaic approach to incentive awards upon the passage of the ongoing pandemic.

Consistent with his employment agreement, Mr. Lee received a cash bonus of $100,000 related to the 23.3% increase in the Company’s Adjusted EBITDA from 2019.

Independent Compensation Study

In 2020, the compensation committee authorized AETHOS Consulting Group to perform an independent compensation study for our President and Chief Executive Officer. The compensation study utilized a peer group consisting of: Ark Restaurants, Canterbury Park Holding, Century Casinos, Galaxy Gaming, Golden Entertainment, Inspired Entertainment, Monarch Casino and Resort, Red Lion Hotels, The ONE Group Hospitality, and Twin River Worldwide Holdings, which was recently renamed Bally’s. Using compensation figures from 2019, the study noted that the base salary of our Chief Executive Officer was below the market 25th percentile, total cash compensation was below the 25th percentile, and total direct compensation was below the market 25th percentile.

AETHOS also provided recommendations for compensation programs to the Compensation Committee. Among such recommendations was an increase in the usage of “at-risk” compensation for the Company’s officers. As a result, upon the extension of Mr. Lee’s employment agreement as the Company’s President and Chief Executive Officer, the Company issued Mr. Lee 69,975 performance-based shares on January 7, 2021, with the vesting of such shares based on the compounded annual growth rate of the Company’s Adjusted EBITDA and Free Cash Flow Per Share, as defined in his employment agreement, for the three-year periods ending December 31, 2021, December 31, 2022, and December 31, 2023. For the 2021 period, one-sixth of Mr. Lee’s performance-based shares will vest if the Company’s annual Adjusted EBITDA for 2021 reflects at least 10% per annum growth since 2018, and one-sixth of Mr. Lee’s performance-based shares will vest if the Company’s annual Free Cash Flow Per Share for 2021 reflects at least 12% per annum growth since 2018. Vesting of the performance-based shares is similar for the 2022 and 2023 periods. Additionally, Mr. Lee received an option to purchase 124,120 shares of common stock under the 2015 Plan with an exercise price of $3.93, of which 92,093 shares are conditioned upon stockholders increasing the number of shares available for issuance under the 2015 Plan or a successor plan. Mr. Lee’s option will vest annually in equal amounts over the next three years. The exercise price of the options reflects the Company’s closing price on the date of grant.

An independent compensation study authorized by our compensation committee in 2019 found that the base salaries of our CEO, CFO and General Counsel were below the market 25th percentile, between the median and the 75th percentile, and below the 25th percentile, respectively. Regarding total direct compensation, the 2019 study noted that such amounts for the CEO, CFO and General Counsel were all at or below the market 25th percentile.

Equity Awards

The Committee believes that a significant component of the compensation paid to our executives over the long-term should be equity-based compensation. It also believes that stock price appreciation and stock ownership in our Company are valuable incentives to our executives. Accordingly, our executives are granted equity awards to align their interests with those of our stockholders and to encourage them to manage our Company in our best long-term interests. The Company endeavors to make annual equity awards to its management team. On June 11, 2020, Mr. Lee received a non-qualified stock option to purchase 100,000 shares of common stock pursuant to the 2015 Plan, Mr. Fanger received a non-qualified stock option to purchase 50,000 shares of common stock pursuant to the 2015 Plan, and Ms. Guidroz received a non-qualified stock option to purchase 30,000 shares of common stock pursuant to the 2015 Plan, all at an exercise price per share of $1.73, the closing price of the Company’s stock on that day.  These stock option grants will vest with respect to 1/3 of the total number of shares underlying the stock options on each anniversary of June 11, 2020, subject to each executive’s continued service with us through the applicable vesting date.

Subsequent to December 31, 2020, the Compensation Committee gave Mr. Lee a performance-based stock award and an option award to Mr. Lee in connection with the extension of his employment agreement, as discussed above.

SUMMARY COMPENSATION TABLE

The following table summarizes the “total compensation” of: (i) our Chief Executive Officer, and (ii) our two most highly compensated executive officers that served in such capacities at the end of 2020.

					Non-Equity	All
Name and				Option	Incentive Plan	Other
Principal Positions	Year	Salary	Bonus	Awards(1)	Compensation	Compensation(2)	Total
Daniel R. Lee	2020	$500,000	$—	$94,812	$100,000(3)	$36,430	$731,242
Director, President and	2019	500,000	—	90,560	—	41,965	632,525
Chief Executive Officer
Lewis A. Fanger	2020	325,000	—	47,406	—	—	372,406
Director, Senior Vice President,	2019	306,247	—	102,078	—	—	408,325
Chief Financial Officer and
Treasurer
Elaine L. Guidroz	2020	250,000	—	28,444	—	—	278,444
Vice President, Secretary	2019	250,000	—	27,168	—	—	277,168
and General Counsel

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(1)	All amounts shown in this column represent the aggregate grant date fair value of option awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Notes 10 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2020 and 2019, respectively.
(2)	For 2020, this amount includes $13,249 for life and disability insurance, $21,098 for health care and related costs, and $2,083 in 401(k) matching contributions, in each case paid on behalf of Mr. Lee.
(3)	Such amount for 2020 performance was paid to Mr. Lee in February 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding equity award grants held at December 31, 2020 by each named executive officer.

	Option Awards (a)
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option	Option
	Grant	Options (#)	Options (#)		Exercise	Expiration
Name	Date	Exercisable	Unexercisable		Price ($)	Date
Daniel R. Lee	11/28/2014	943,834	―		$1.25	11/28/2024
	5/10/2016	100,000	―		1.70	5/10/2026
	5/24/2017	240,000	―		2.32	5/24/2027
	9/10/2019	33,333	66,667	(b)	1.97	9/10/2029
	6/11/2020	―	100,000	(c)	1.73	6/11/2030
Lewis A. Fanger	1/30/2015	300,000	―		1.37	1/30/2025
	5/10/2016	50,000	―		1.70	5/10/2026
	5/22/2017	25,000	―		2.32	5/22/2027
	5/17/2019	33,333	66,667	(d)	2.23	5/17/2029
	6/11/2020	―	50,000	(c)	1.73	6/11/2030
Elaine L. Guidroz	5/5/2015	35,000	―		1.51	5/5/2025
	5/10/2016	40,000	―		1.70	5/10/2026
	5/22/2017	20,000	―		2.32	5/22/2027
	9/17/2018	33,333	16,667	(e)	2.83	9/17/2028
	9/10/2019	10,000	20,000	(b)	1.97	9/10/2029
	6/11/2020	―	30,000	(c)	1.73	6/11/2030

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(a)	The option awards were granted pursuant to the 2015 Plan, except for certain option awards granted as inducement awards outside of the stockholder-approved plans to Messrs. Lee and Fanger upon their hiring (see the Equity Compensation Plan Information table below).
(b)	The vesting dates of the remaining options are September 10, 2021 and September 10, 2022.
(c)	The option vests in three equal annual installments beginning on June 11, 2021.
(d)	The vesting dates of the remaining options are May 17, 2021 and May 17, 2022.
(e)	The vesting date of the remaining options is September 17, 2021.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2020, about our equity compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be		future issuance under
	issued upon exercise of	Weighted-average exercise	equity compensation plan
	outstanding options,	price of outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders(1)	1,939,874	$1.98	102,002
Equity compensation plans not approved by security holders(2)	1,243,834	1.28	—
Total	3,183,708	$1.71	102,002

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(1)	These shares were available for future issuance under our 2015 Plan. As of April 1, 2021, there were 8,000 shares of common stock available for future issuance under the 2015 Plan.
(2)	Pursuant to Mr. Lee’s original employment agreement and the Fanger Employment Agreement (defined below), respectively, (i) in November 2014, Mr. Lee was granted a nonqualified stock option to purchase 943,834 shares of our common stock, and (ii) in January 2015, Mr. Fanger was granted a nonqualified stock option to purchase 300,000 shares of our common stock. In each case, the stock option was issued as a standalone “employee inducement award” outside of the 2015 Plan, as part of their recruitment for senior executive positions within the Company. Both of these stock option grants have fully vested.

Retirement Benefits

The named executive officers are eligible to participate in our retirement program on the same terms as generally available to substantially all of our full-time employees. This retirement program consists of a 401(k) plan and matching contributions.

Employment Agreements

Daniel R. Lee

On December 31, 2020, we entered into a new employment agreement with Mr. Lee pursuant to which Mr. Lee serves as our Chief Executive Officer (the “Lee Employment Agreement”). The Lee Employment Agreement was effective as of December 31, 2020, and expires on December 31, 2025, unless earlier terminated.

The Lee Employment Agreement currently provides for an annual base salary of $550,000, which will rise to $600,000 for calendar year 2022.  For the calendar years 2023, 2024 and 2025, we will endeavor to pay Mr. Lee a base salary within the 50th percentile of chief executive officers for public companies that are identified as peer companies reasonably chosen by the compensation committee.  The Lee Employment Agreement also provides the opportunity to earn cash bonuses, including Specific Milestone Bonuses and Annual Bonuses (as defined in the Lee Employment Agreement). Pursuant to the Lee Employment Agreement, Mr. Lee is entitled to (i) participate in customary health, welfare and fringe benefit plans at our sole expense, and (ii) company-paid life insurance and long-term disability policies, each covering $600,000.

Lewis A. Fanger

On June 4, 2019, we entered into an employment agreement with Mr. Fanger, effective as of May 17, 2019 (the “Fanger Employment Agreement”) pursuant to which Mr. Fanger continues to serve as our Senior Vice President, Chief Financial Officer and Treasurer through May 17, 2022.

The Fanger Employment Agreement provides for an annual base salary of $325,000 and his appointment to the Board. He also has an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and Company-based performance criteria established by our Board or compensation committee in consultation with the Chief Executive Officer, as applicable. In addition, Mr. Fanger is entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $325,000.

Elaine Guidroz

On July 21, 2015, we entered into an employment agreement with Ms. Guidroz, pursuant to which Ms. Guidroz serves as our Vice President, Secretary, General Counsel and Compliance Officer and, on October 1, 2018, entered into an amendment to such employment agreement (collectively, the “Guidroz Employment Agreement”). The Guidroz Employment Agreement was initially effective as of July 21, 2015, and expires on September 17, 2021, unless earlier terminated.

The Guidroz Employment Agreement currently provides for an annual base salary of $250,000, and an opportunity to earn an annual cash bonus in an amount determined at the discretion of our Board or the compensation committee in consultation with the Chief Executive Officer. In addition, pursuant to the Guidroz Employment Agreement, Ms. Guidroz is also entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $250,000.

Payments Upon Termination

Upon termination of the employment of Mr. Lee, Mr. Fanger or Ms. Guidroz (each, an “Executive”) for any reason, he or she will be entitled to receive all earned but unpaid salary, accrued but unused vacation benefits and unpaid expenses through the termination date. In addition, the Lee Employment Agreement, the Fanger Employment Agreement and the Guidroz Employment Agreement provide for the following payments and benefits in the event of termination of the Executive’s employment for the following reasons:

Termination without Cause or by Executive for Good Reason

●	For Mr. Lee, (a) cash severance in an amount equal to one-year’s base salary plus his target bonus, payable in substantially equal installments in accordance with our normal payroll procedures; (b) a pro rata bonus for the year in which the termination occurs, to be paid immediately following the filing of our annual report on Form 10-K for that year on the basis of what would have been paid had Mr. Lee been employed for the entire year; and (c) continued health, life and disability insurance coverage for the period set forth therein.
●	For Mr. Fanger and Ms. Guidroz, cash severance in aggregate amount equal to (i) a pro-rata annual bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) one year’s base salary payable in substantially equal installments for one year after the termination date in accordance with our normal payroll procedures or, if the termination occurs within six months following a Change in Control that constitutes a “change in control event” within the meaning of Section 409A, payable in a lump sum;

●	For Mr. Fanger and Ms. Guidroz, any unpaid annual bonus for the calendar year prior to the year of termination, payable in a lump sum on the same date that bonuses are paid to our other senior executives, but no later than March 15 of the year following termination;
●	Company-paid health benefits coverage for Executive and his or her dependents and life and disability insurance coverage for Executive for one year after the termination date (in the case of Mr. Lee, until the later of December 31, 2025 and the first anniversary of the termination date), unless covered by another group health plan or group disability plan; and
●	Full accelerated vesting of all outstanding stock options held by the Executive on the termination dates.

Definitions

“Cause” under the Lee Employment Agreement, the Fanger Employment Agreement and the Guidroz Employment Agreement means:

i.	Failure to Perform Duties. If the Executive neglects to perform the material duties of his or her employment in a professional and businesslike manner after having received written notice specifying such failure to perform and after the expiration of a period providing a reasonable opportunity to perform such duties.
ii.	Willful Breach. If the Executive willfully commits a material breach of the agreement or a material willful breach of his or her fiduciary duty to us.
iii.	Wrongful Acts. If the Executive is convicted of a felony involving acts of moral turpitude (for Mr. Lee, any felony or a plea of nolo contendere (or similar plea)) or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against us (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on us).
iv.	Disability. If the Executive is physically or mentally disabled from the performance of a major portion of his or her duties for a continuous period of 120 days or greater.
v.	Failure To Be Licensed. If the Executive fails to be licensed in all jurisdictions in which we or our subsidiaries have gaming facilities by the required date, or if any of such licenses are revoked or suspended.
vi.	Executive dies.

“Good Reason” means:

i.	Lee Employment Agreement. “Good Reason” means (a) a material breach of the agreement by us (including any material reduction in Mr. Lee’s authority or duties), or any relocation of Mr. Lee’s principal place of business outside the greater Las Vegas metropolitan areas (without his consent) and our failure to remedy such breach within thirty days after written notice; (b) a termination of employment by Mr. Lee for any reason within thirty (30) days following a Board Stalemate, where a “Board Stalemate” occurs if, during the term, (i) Mr. Lee nominates up to two existing Board members to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with our Bylaws) either of Mr. Lee’s nominees and (ii) thereafter, Mr. Lee nominates himself to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with our Bylaws) Mr. Lee as Chairman; (c) the failure of us and Mr. Lee to agree in good faith to an equitable substitute compensation if our stockholders do not approve an amendment to the 2015 Plan to increase the authorized shares under the 2015 Plan; or (d) a requirement that Mr. Lee report to a corporate officer or employee of ours instead of reporting directly to the Board (or if we have a parent corporation, a requirement that Mr. Lee report to any individual or entity other than the board of our ultimate parent corporation).
ii.	Fanger Employment Agreement. “Good Reason” means a material breach of the agreement by us (including any material reduction in the compensation, authority or duties of the Executive in which the Executive no longer holds his title of a publicly-held company), or in which he can no longer maintain an office at our principal place of business in the greater Las Vegas metropolitan areas (without his consent), and if we fail to remedy such breach within thirty days after written notice.

iii.	Guidroz Employment Agreement. “Good Reason” means a material breach of the agreement by us (including any material reduction in the compensation, authority or duties of the Executive in which the Executive no longer holds her title of a publicly-held company), or in which she can no longer maintain an office at our operations in Rising Sun, Indiana or at her residential home, (in each case, without her consent), and if we fail to remedy such breach within thirty days after written notice.

“Change in Control” under the Lee Agreement means:

i.	the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by us or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offer or do not recommend such stockholders accept;
ii.	a change in the composition of the Board over a period of twelve months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;
iii.	the sale, transfer or other disposition of all or substantially all of our assets;
iv.	any merger, consolidation or other similar Change in Control (or series of related transactions) involving us unless the holders of the majority of the total combined voting power of our securities outstanding immediately prior to such merger, consolidation or other transaction possess more than 50% of the total combined voting power of the securities of the surviving entity that are outstanding immediately after such merger, consolidation or other Change in Control; or
v.	our dissolution or liquidation.

Termination due to Death or Disability

Upon termination of employment of Mr. Lee due to death or disability, in addition to benefits under the life and long-term disability insurance policies, as applicable, Mr. Lee or his estate shall receive an amount equal to one year’s salary at the then-current rate, to be paid at monthly intervals.  Mr. Lee or his estate shall also be paid a pro rata bonus for the current year, to be paid not more than 15 days following the filing of our Annual Report on Form 10-K for the applicable year.  In all cases, these amounts will be satisfied first through the payment of the insurance policies provided by us pursuant to the Lee Employment Agreement, and if the insurance policies are insufficient to satisfy the amounts owed, then we shall be liable for the remainder.  Upon termination of employment of Mr. Fanger due to death or disability, in addition to benefits under the life and long-term disability insurance policies, as applicable, he will be entitled to accelerated vesting of all outstanding stock options held on the termination date that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its terms. In the case of Mr. Lee and Ms. Guidroz, all vested and outstanding stock options held by her on the termination date may be exercised, however, the unvested portion of each stock option will terminate.

Termination for Cause

Upon termination for Cause, each Executive will be entitled to exercise any vested options.  Each Executive’s right to receive the severance payments and benefits (either in connection with a Change in Control or outside the Change in Control context) described above is subject to the delivery of an effective mutual general release of claims. Each of the employment agreements with our Executives contains confidentiality, non-solicitation, non-hire and non-competition provisions.

Subject to exceptions or conditions in the Lee Employment Agreement, (i) upon a termination of Mr. Lee’s employment for Cause or by Mr. Lee without Good Reason, the non-competition covenant will continue to apply for one year, (ii) upon a termination of Mr. Lee’s employment without Cause or by Mr. Lee with Good Reason, the non-competition covenant will continue to apply for six months; and (iii) upon termination of Mr. Lee’s employment for any reason, the non-hire covenant will continue to apply for one year.  Upon a termination of the Mr. Fanger’s or Ms. Guidroz’s employment for Cause or by them without Good Reason, the non-competition and non-hire covenants will continue to apply for one year, subject to exceptions or conditions in the Fanger Employment Agreement or the Guidroz Employment Agreement, respectively.

Upon a termination of Executive’s employment for any reason (or after the term of each Executive’s employment agreement), the non-solicitation covenant will continue to apply for one year.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K under the Exchange Act (“Regulation S-K”), we are providing the following information about the relationship of the annual total compensation of Mr. Lee, our President and Chief Executive Officer, and the annual total compensation of our median employee. Using the methodology described below, we determined that the total annual compensation of our median employee, excluding our Chief Executive Officer, was $20,113. Such amount reflects approximately three months of closure for the Company’s properties. The annual total compensation of our Chief Executive Officer was $731,242. Based upon the calculation of compensation for both our Chief Executive Officer and our median employee, the ratio of Chief Executive Officer pay to median employee pay for 2020 is 36:1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the annual total compensation of our median employee, we took the following steps:

●	We identified our median employee using payroll compensation consistent with what is reported on each employee’s W-2, Box 1 as of December 31, 2020 for all individuals, excluding our Chief Executive Officer, who were employed by us on such date. There were 1,017 total employees in such group, excluding our Chief Executive Officer. Total annual compensation was calculated using all pay periods between January 1, 2020 and December 31, 2020, with no adjustments made for the approximately three-month closure of our properties in 2020 due to the ongoing pandemic.
●	We did not make any assumptions or estimates with respect to total annual compensation, including for the approximately three-month closure of our properties in 2020 due to the ongoing pandemic.
●	In accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, we then calculated the total annual compensation for the median employee for 2020. We compared such amount to the annual total compensation of our Chief Executive Officer for 2020, as set forth in the “Total” column of the Summary Compensation Table included in this proxy statement.

Because the SEC rules for identifying the median of the annual total compensation of a company’s employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies may have employees in other countries, have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. Additionally, Mr. Lee remained employed by us for the full year, whereas we were forced to lay off most of our employees during the pandemic closure period. As a result, the calculated ratio is higher than it would have been had the pandemic closures not occurred.

________________________________________

PROPOSAL TWO:

Approval of an Amendment to 2015 Equity Incentive Plan

________________________________________

The Board has adopted and is seeking stockholder approval of an amendment to our 2015 Equity Incentive Plan (the “2015 Plan”) to increase the number of shares of common stock available for issuance under the 2015 Plan from 2,500,000 to 4,500,000 shares in support of the Company’s performance, recruiting retention and incentive goals.  No additional changes to the 2015 Plan are proposed.  The 2015 Plan was originally approved by the Board on March 31, 2015 and by our stockholders on May 5, 2015, and was amended and restated by the Board effective April 11, 2017 and approved by our stockholders on May 22, 2017.

As of April 1, 2021, 8,000 shares of the 2,500,000 shares authorized for issuance under the 2015 Plan remained available for future grants or awards. The Board believes that an adequate reserve of shares available for issuance under the 2015 Plan is necessary to enable the Company to attract, motivate, and retain directors, employees and consultants of the Company through the use of competitive incentives that are tied to stockholder value. For this purpose, subject to the approval of stockholders, the Board adopted the amendment to the 2015 Plan on April 6, 2021 to increase the number of shares of common stock available for issuance under the 2015 Plan by 2,000,000 to 4,500,000 shares.

We strongly believe that the approval of the amendment to the 2015 Plan is essential to our continued success. We believe that equity awards motivate high levels of performance, align the interests of our employees and stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in the Company, and provide an effective means of recognizing their contributions to the success of the Company. Stockholder approval of the amendment to the 2015 Plan will allow us the flexibility to continue to grant equity awards which we believe are necessary to recruit and retain the highly qualified individuals who help the Company meet its goals.

If stockholders do not approve the amendment to the 2015 Plan, the 2015 Plan will remain in place in accordance with its current terms. However, as only 8,000 shares remain available for grant under the 2015 Plan, we will likely be required to meaningfully increase the amount of cash compensation offered to our directors, employees, and consultants. Without such replacement compensation, we would likely be unable to attract, motivate, and retain our directors, employees and consultants.

Summary of the 2015 Plan

The following is a summary of the material terms of the 2015 Plan, as amended by the proposed amendment. This summary is not complete and is qualified in its entirety by reference to the full text of the 2015 Plan, as amended by the proposed amendment, which is attached to this proxy statement as Annex 2.

Share Reserve.    The number of shares of Company common stock reserved for issuance under the 2015 Plan is 4,500,000 shares.

Share Counting.    Each share issued in connection with an award granted on or after the effective date will be counted against the 2015 Plan’s share reserve as one (1) share for every one (1) share issued in connection with such award (and shall be counted as one (1) share for each one share that is returned or deemed not to have been issued from the 2015 Plan). Any shares covered by an award which is forfeited, canceled or expires shall be deemed not to have been issued for purposes of determining the maximum number of shares which may be issued under the 2015 Plan. Shares that have been issued under the 2015 Plan pursuant to an award shall not be returned to the 2015 Plan and shall not become available for future grant under the 2015 Plan. Shares tendered or withheld in payment of an award exercise or purchase price and shares withheld by the Company to pay any tax withholding obligation shall not be returned to the 2015 Plan and shall not become available for future issuance under the 2015 Plan. Shares reacquired by the Company in the open market using option exercise proceeds will not be returned to the 2015 Plan and will not become available for future issuance under the 2015 Plan. In addition, all shares covered by the portion of a stock appreciation right that is exercised shall be considered issued pursuant to the 2015 Plan.

Administration.    The 2015 Plan is administered, with respect to grants to officers, employees, directors and consultants, by the 2015 Plan administrator (the “Administrator”), defined as the Board or one or more committees designated by the Board. The compensation committee currently acts as the Administrator. With respect to grants to officers and directors, the compensation committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Administrator has the authority, in its discretion, to select employees, consultants and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares or the amount of other consideration to be covered by each award (subject to the limitations set forth below), to approve award agreements for use under the 2015 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2015 Plan (subject to the limitations described above), to construe and interpret the terms of the 2015 Plan and awards granted, to resolve and clarify inconsistencies, ambiguities and omissions in the 2015 Plan and among the 2015 Plan and any award agreement, to take all actions regarding questions of coverage, eligibility and entitlement to benefits and benefit amounts, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions, and to take such other action not inconsistent with the terms of the 2015 Plan, as the Administrator deems appropriate.

Eligibility.    Awards other than incentive stock options may be granted to employees, directors and consultants. Incentive stock options may be granted only to employees of the Company or a parent or a subsidiary of the Company. An Employee, director or consultant who has been granted an award may, if otherwise eligible, be granted additional awards. Awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. As of the date of this proxy statement, there are approximately 1,200 employees and consultants of the Company and its affiliates and six non-employee directors of the Company who are eligible to participate in the 2015 Plan.

No Repricings or Exchanges without Stockholder Approval.    The Company shall obtain stockholder approval prior to (a) the reduction of the exercise price of any stock option or the base appreciation amount of any stock appreciation right awarded under the 2015 Plan or (b) the cancellation of a stock option or stock appreciation right at a time when its exercise price or base appreciation amount exceeds the fair market value of the underlying shares, in exchange for another stock option, stock appreciation right, restricted stock or other award, or for cash (unless the cancellation and exchange occurs in connection with a Change in Control).

Clawback of Benefits.    Any award under the 2015 Plan is subject to the Company’s clawback policy which subjects performance-based compensation to cancellation, recovery or repayment in accordance with the Company’s current or future clawback policy or by applicable law.  By accepting an award under the 2015 Plan, a grantee agrees (i) to be bound by any existing or future clawback policy (or amendments thereto) adopted by the Company, and (ii) that the Company may unilaterally amend such grantee’s award agreements (including any award agreements relating to awards issued under the 2006 Incentive Compensation Plan), without the grantee’s consent, to the extent that the Administrator in its discretion determines to be necessary or appropriate to comply with any clawback policy of the Company.

Terms and Conditions of Awards.    The 2015 Plan provides for the grant of stock options, restricted stock, restricted stock units, dividend equivalent rights, stock appreciation rights, and performance-based compensation (collectively referred to as “awards”). Stock options granted under the 2015 Plan may be either incentive stock options under the provisions of Section 422 of the Code or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, consultants and directors or to employees, consultants and directors of our related entities. To the extent that the aggregate fair market value of the shares subject to stock options designated as incentive stock options that become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess stock options shall be treated as non-qualified stock options. Under the 2015 Plan, awards may be granted to such employees, consultants or directors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the 2015 Plan shall be designated in an award agreement.

Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the award agreements to be issued under the 2015 Plan. Any awards that vest solely based on the continued service of the grantee (other than awards to independent directors) shall vest over a period no less than three years. Any Options granted to outside Directors are subject to a minimum one-year vesting period based on Continuous Service of the Grantee.  Under the 2015 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the grantee, only by the grantee. Other awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the grantee, to the extent and in the manner authorized by the Administrator but only to the extent such transfers are made to family members, to family trusts, to family-controlled entities and to charitable organizations, in all cases without payment for such transfers to the grantee. Notwithstanding the foregoing, the grantee may designate one or more beneficiaries of the grantee’s award in the event of the grantee’s death on a beneficiary designation form provided by the Administrator.

Notwithstanding any other provision of the 2015 Plan or any award agreement to the contrary, no awards granted under the 2015 Plan shall vest, nor any applicable restrictions or forfeiture provisions shall lapse, earlier than one year after the grant date (except if accelerated pursuant to a Change in Control); provided, however, that this limitation shall not apply to awards for up to an aggregate maximum of 5% of 4,500,000 shares.

A grantee may, if the compensation committee so determines, be credited with dividends paid with respect to shares underlying an award (other than an option or a stock appreciation right) in a manner determined by the compensation committee in its sole discretion; provided, however, that any dividends credited in connection with an award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend equivalent rights have been credited and shall only be paid to the grantee with respect to the portion of such awards that is actually vested and earned. Notwithstanding the foregoing, the right to any dividends or dividend equivalents rights (i) shall not be granted with respect to an option or a stock appreciation right, and (ii) may not be paid earlier than the date on which the underlying award (both time- and performance-based vested awards) is actually vested.

The term of any award granted under the 2015 Plan will be stated in the applicable award agreement, provided that the term of an award may not exceed ten (10) years (or five (5) years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). Notwithstanding the foregoing, the term of an award shall not include any period for which the participant has elected to defer the receipt of the shares issuable pursuant to the award according to a deferral program the Administrator may establish in its discretion.

The 2015 Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the stock option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of non-qualified stock options, stock appreciation rights and awards intended to qualify as performance-based compensation, the exercise price, base appreciation amount or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2015 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

Under the 2015 Plan, the Administrator may establish one or more programs to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2015 Plan separate programs for the grant of particular forms of awards to one or more classes of participants.

Section 162(m) of the Code.    The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a fiscal year of the Company is Five Hundred Thousand (500,000) shares. In connection with the participant’s commencement of service, he or she may be granted stock options and stock appreciation rights for up to an additional Two Hundred Fifty Thousand (250,000) shares. The foregoing limitations shall be adjusted proportionately by the Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or other similar change in our shares or our capital structure, and its determination shall be final, binding and conclusive.

For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a fiscal year of the Company is Two Hundred Fifty Thousand (250,000) shares. The foregoing limitation shall be adjusted proportionately by the Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or other similar change in our shares or our capital structure, and its determination shall be final, binding and conclusive. In addition, the foregoing limitations shall be prorated for any performance period consisting of fewer than twelve (12) months.

In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than ninety (90) days after the commencement of the services to which it relates, or at such other date as maybe required or permitted for “performance-based compensation” under Section 162(m) of the Code. In addition, the performance goal must be stated in terms of an objective formula or standard. Under Code Section 162(m), a “covered employee” is the Company’s chief executive officer and the three (3) other most highly compensated officers of the Company, other than the Chief Financial Officer.

The 2015 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (a) increase in share price, (b) earnings per share, (c) total stockholder return, (d) operating margin, (e) gross margin, (f) return on equity, (g) return on assets, (h) return on investment, (i) operating income, (j) net operating income, (k) pre-tax profit, (l) cash flow (including, but not limited to, cash flow from operations, actual or free cash flow), (m) revenue, (n) expenses, (o) EBITDA, defined as earnings before interest, taxes, depreciation and amortization, (p) Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, pre-opening costs, property charges, asset disposal losses, write-offs, reserves, recoveries and one-time nonrecurring charges, (q) an adjusted formula of EBITDA determined by the Administrator, (r) EBITDA margin, (s) Adjusted EBITDA margin, (t) objective measures of customer satisfaction, (u) implementation or completion of critical projects, (v) achievement of construction or development milestones, (w) achievement of strategic objectives, including development or acquisition activity, (x) completion of capital markets transactions, (y) maintenance or achievement of corporate rating targets, (z) third-party recognition of quality of service and/or product, (aa) average cost of debt or average cost of capital, (bb) economic value added, (cc) market share, (dd) employee satisfaction, or (ee) working capital management. The performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The performance criteria may also be applicable to the Company, any parent or subsidiary of the Company, and/or any individual business units of the Company or any parent or subsidiary of the Company. In addition, the Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more performance goals established under any of these performance criteria, such as adjustments related to a change in accounting principle or tax laws, acquisitions, asset impairment charges or to gains or losses for litigation, arbitration and contractual settlements.

Certain Adjustments.    Subject to any required action by the stockholders of the Company, the number of shares covered by outstanding awards, the number of shares that have been authorized for issuance under the 2015 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares or amount that may be granted to any participant, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar event affecting the shares, (ii) any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company or (iii) any other transaction with respect to our shares including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

Change in Control.    Upon the consummation of a Change in Control (as defined in the 2015 Plan), all outstanding awards will terminate unless such awards are assumed in connection with the Change in Control. Except as provided otherwise in an individual award agreement, in the event of a Change of Control, for the portion of each award (other than Performance-Based Compensation, as defined in the 2015 Plan) that is assumed or replaced, then such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares at the time represented by such assumed or replaced portion of the award, immediately upon termination of the grantee’s continuous service if such continuous service is terminated by the successor company or the Company without “cause” (as defined in the 2015 Plan) or voluntarily by the grantee with “good reason” (as defined in the 2015 Plan) within twelve (12) months after the Change of Control. In addition, except as provided otherwise in an individual award agreement, for the portion of each award (other than Performance-Based Compensation) that is neither assumed nor replaced, such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares at the time represented by such portion of the award, immediately prior to the specified effective date of such Change of Control, provided that the grantee’s continuous service has not terminated prior to such date. All Performance-Based Compensation earned and outstanding as of the date the Change in Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the individual award agreement. Any remaining outstanding Performance-Based Compensation (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control and shall be payable in accordance with the payout schedule pursuant to the individual award agreement.

Under the 2015 Plan, Change of Control means a change in ownership or control of the Company effected through one of the following transactions:  (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept; (ii) a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors; (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iv) any merger, consolidation or other similar Change in Control (or series of related transactions) involving the Company unless the holders of the majority of the total combined voting power of the securities of the Company outstanding immediately prior to such merger, consolidation or other transaction possess more than fifty percent (50%) of the total combined voting power of the securities of the surviving entity that are outstanding immediately after such merger, consolidation or other Change in Control; or (v) the dissolution or liquidation of the Company.

Amendment, Suspension or Termination of the 2015 Plan.    The Board may at any time amend, suspend or terminate the 2015 Plan. The 2015 Plan will terminate on May 5, 2025, unless earlier terminated by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, applicable rules of any stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents of the jurisdiction, the Company shall obtain stockholder approval of any such amendment to the 2015 Plan in such a manner and to such a degree as required.

New Plan Benefits

The following table sets forth, with respect to each individual and group listed, the number of shares of common stock underlying stock options issuable pursuant to awards granted under the 2015 Plan contingent on stockholder approval, as of April 1, 2021. On January 7, 2021, in conjunction with the extension Mr. Lee’s employment agreement, we granted 92,093 contingent stock options at an exercise price of $3.93 per share to Mr. Lee, contingent on approval of an amendment to the 2015 Plan to increase the shares reserved for issuance under the 2015 Plan. No other conditional grants were made under the 2015 Plan.  In addition, we also expect to make additional awards to employees and non-executive directors in the future.  Because the Administrator will make such future awards at its discretion, we cannot determine the number of options and other awards that may be awarded in the future to eligible participants.

Common Stock
Underlying Contingent
Name and Position	Options Granted
Daniel R. Lee,
President, Chief Executive Officer & Director	92,093
Lewis A. Fanger,
Senior Vice President, Chief Financial Officer, Treasurer & Director	―
Elaine L. Guidroz,
Vice President, Secretary, & General Counsel	―
All current executive officers, as a group	92,093
All current directors who are not executive officers, as a group	―
All employees, including all current officers who are not executive officers, as a group	―

Federal Income Tax Consequences

The following is a general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Non-qualified Stock Options.    The grant of a non-qualified stock option under the 2015 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a non-qualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares at the time of exercise. If the recipient is an employee or former employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

A non-qualified stock option can be considered non-qualified deferred compensation and be subject to Section 409A of the Code if the exercise price can ever be less than the fair market value of the underlying stock on the date of the grant, or if the option includes any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the option (or the vesting of the shares subject to the option, if later). A non-qualified stock option that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options.The grant of an incentive stock option under the 2015 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option -- i.e., the difference between the fair market value of the shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the potential application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the calendar year in which the incentive stock options are exercised. However, such a sale of shares within the year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights.    Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees or former employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long- or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

A SAR also can be considered non-qualified deferred compensation and subject to Section 409A of the Code if the exercise price can ever be less than the fair market value of the underlying stock on the date of the grant, or if the SAR includes any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock.    A restricted stock award is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to the Company, or upon the occurrence of a condition related to the purpose of the award if the possibility of forfeiture is substantial. The recipient generally will not recognize ordinary income at the time of the award. Instead, the recipient will recognize ordinary income on the date when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable free of the forfeiture restrictions, if earlier. The recipient’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the earlier of those two dates.

The recipient may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty (30) days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized at the time of vesting (or on the date of the award if a Section 83(b) election is made) by a recipient that is an employee or former employee will be subject to withholding for federal income and employment tax purposes.

Restricted Stock Units.    With respect to awards of restricted stock units, no taxable income is reportable when the restricted stock units are granted to a participant or upon vesting of the restricted stock units. Upon settlement, the recipient will recognize ordinary income in an amount equal to the value of the payment received pursuant to the restricted stock units. The ordinary income recognized by a recipient that is an employee or former employee will be subject to tax withholding by the Company.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

Dividends and Dividend Equivalent Rights.    Recipients of stock-based awards that earn dividends or dividend equivalent rights will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

Tax Effect for the Company.    Unless limited by Section 162(m) of the Code, the Company generally will be entitled to a tax deduction in connection with an award under the 2015 Plan in an amount equal to the ordinary income realized by a recipient at the time the recipient recognizes such income (for example, when restricted stock is no longer subject to the risk of forfeiture).

The 2015 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF
AN AMENDMENT TO OUR 2015 EQUITY INCENTIVE PLAN.

________________________________________

PROPOSAL Three:

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

________________________________________

The audit committee appoints, compensates and oversees our independent registered public accounting firm. The audit committee engages in a comprehensive evaluation of the independent registered certified public accounting firm’s qualifications, performance and independence and considers the advisability and potential impact of selecting a different independent registered public accounting firm. The audit committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ended December 31, 2021. Deloitte has served as our independent registered public accounting firm since August 2019. In connection with the selection of Deloitte, the audit committee reviewed and negotiated the terms of the engagement letter entered into with Deloitte. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms and responsibilities of each party.

The audit committee and our Board believe that the continued retention of Deloitte as our independent registered public accounting firm is both in our best interests and those of our stockholders. As such, we are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2021. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. The audit committee will consider the outcome of our stockholders’ vote in connection with the audit committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the stockholders’ vote. Even if the selection is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of us and our stockholders.

Representatives of Deloitte are expected to attend the virtual annual meeting. Representatives will have an opportunity to make a statement if they desire to do so, and they plan to be available to respond to appropriate questions.

Audit and Non-Audit Fees

As discussed below, we retained Deloitte in August 2019 to perform independent audit services for the Company.  Prior to August 2019, Piercy Bowler Taylor & Kern (“PBTK”) provided independent audit and other services to the Company. The following table summarizes the fees for professional audit and other services rendered by Deloitte in 2020 and 2019.

(In Thousands)
	2020	2019
Audit fees(1)	$470,993	$308,523
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$470,993	$308,523

__________

(1)	These amounts represent fees in connection with the audit of the annual financial statements and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, along with regulatory reporting to state commissions, review of documents filed with the SEC and consents.

Change in Independent Auditor

On August 23, 2019, the audit committee, in consideration of our anticipated growth, approved the engagement of Deloitte as the new independent registered public accounting firm to perform independent audit services for us for the fiscal year ending December 31, 2019, effective as of such date. Deloitte is one of the largest public accounting firms and serves as the independent auditor for a large number of gaming companies.

Also, on August 23, 2019, the audit committee dismissed PBTK, with whom we had a long and satisfactory relationship, as our independent registered public accounting firm, effective as of such date. PBTK’s audit report on our consolidated financial statements for each of the fiscal years ended December 31, 2018 and December 31, 2017, and through the subsequent interim period ended June 30, 2019, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2018 and December 31, 2017, and through the subsequent interim period ended June 30, 2019, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and PBTK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PBTK, would have caused PBTK to make reference to the subject matter thereof in connection with its reports on our consolidated financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2018 and December 31, 2017 and through the subsequent interim period as of June 30, 2019, neither we, nor any person acting on our behalf, consulted Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of the audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, (iii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions), or (iv) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We provided PBTK with a copy of the Current Report on Form 8-K (the “Form 8-K”), which was later filed with the SEC on August 26, 2019, and requested that PBTK provide us with a letter addressed to the SEC stating whether or not PBTK agreed with the disclosure contained in the Form 8-K or, if not, stating the respects in which it did not agree. We received the requested letter from PBTK and a copy of PBTK’s letter was filed as Exhibit 16.1 to the Form 8-K.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent auditors to provide any audit or permissible non-audit service to us. All of the services provided by our independent auditors during fiscal year 2020, as described above, were approved by the audit committee, and the audit committee believes that the provision of these services is consistent with maintaining the auditors’ independence.

Audit Committee Report

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

The audit committee oversees Full House Resorts, Inc.’s financial reporting process. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls.

In fulfilling our oversight responsibilities, we reviewed and discussed the financial statements with management. In addition, we discussed with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. The audit committee met at the end of each quarter with management and the independent auditors where we reviewed and approved the quarterly and annual filings.

The independent auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed with the independent auditors matters relating to their independence and considered whether their provision of non-audit services is compatible with maintaining their independence.

Based on our review with management and the independent auditors of Full House Resorts, Inc.’s audited consolidated financial statements and the independent auditors’ report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended that the audited consolidated financial statements be included in Full House Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Kathleen M. Marshall
Kenneth R. Adams
Michael A. Hartmeier

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2021.

________________________________________

PROPOSAL FOUR:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

________________________________________

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which enacted Section 14A of the Exchange Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the section of this proxy statement titled “Executive Compensation” for details about our executive compensation programs, including information about the 2020 compensation of our named executive officers.

As described under the heading “Corporate Governance,” our compensation committee reviews and makes recommendations to the Board, as appropriate, regarding compensation to be paid to our executive officers and directors. Management provides recommendations to the compensation committee on the amount and type of executive compensation, as well as individual performance objectives for bonuses and incentive compensation. The compensation committee reviews these recommendations, along with information previously provided by an executive employment consultant, to formulate the committee’s recommendations to the Board. The compensation committee determines the achievement of financial and individual performance objectives, based upon which it approves the compensation of the CEO and recommends, for the Board’s approval, the compensation of our other named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation by voting for or against the following resolution (or by abstaining with respect to the resolution). In 2020, the compensation committee authorized AETHOS to perform an independent compensation study for our President and CEO, as well as to provide recommendations for compensation programs. The study noted that the base salary of our CEO was below the market 25th percentile, total cash compensation was below the 25th percentile, and total direct compensation was below the market 25th percentile. An independent compensation study authorized by our compensation committee in 2019 found that the base salaries of our CEO, CFO and General Counsel were below the market 25th percentile, between the median and the 75th percentile, and below the 25th percentile, respectively. Regarding total direct compensation, the 2019 study noted that such amounts for the CEO, CFO and General Counsel were all at or below the market 25th percentile.

RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table, other executive compensation tables and related narrative disclosures is hereby APPROVED.

The “Say on Pay” vote is advisory, and therefore not binding on us, the compensation committee or our Board. However, the compensation committee and our Board value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. The approval of this proposal requires the number of votes cast in favor of this proposal to exceed the number of votes cast in opposition to this proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

________________________________________

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

________________________________________

The following table sets forth information as of the record date concerning the beneficial ownership of our common stock by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;
●	each of our directors and named executive officers; and
●	all of our directors and executive officers as a group.

The address for each of our executive officers and directors is c/o Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135.

	Number of Shares of	Percentage
	Common Stock	of Class
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding(1)
Named Executive Officers and Directors:
Kenneth R. Adams(2)	133,179	*
Carl G. Braunlich(2)	40,867	*
Lewis A. Fanger(3)	516,667	1.5%
Eric J. Green(4)	88,007	*
Michael A. Hartmeier	21,675	*
Daniel R. Lee(5)	2,629,613	7.4%
Kathleen M. Marshall(2)	50,112	*
Michael P. Shaunnessy	20,957	*
Elaine L. Guidroz(6)	154,385	*
All Executive Officers and Directors as a Group (9 Persons)(7)	3,655,462	10.1%

Holding More than 5%:
None(8)

__________

*	Less than 1% of the outstanding shares of common stock.
(1)	Shares are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the power to vote, to direct the voting of and/or dispose of or to direct the disposition of, such security, or if the person has a right to acquire beneficial ownership within 60 days of April 1, 2021, unless otherwise indicated in these footnotes. Any securities outstanding that are subject to options exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Unless otherwise indicated in the footnotes, each person or entity has sole voting and dispositive power with respect to the shares shown as beneficially owned. The percentages shown are based on 34,075,350 shares of common stock issued and outstanding as of April 1, 2021.
(2)	Includes (a) 33,808 shares which are subject to options that are currently exercisable.
(3)	Includes (a) 75,000 shares owned by Mr. Fanger as of April 1, 2021, (b) 408,333 shares which are subject to options that are currently exercisable, and (c) 33,334 shares which are subject to options that are exercisable within 60 days of April 1, 2021.

(4)	Includes (a) 84,578 shares owned by Mr. Green as of April 1, 2021 and (b) 3,429 shares beneficially owned by a family trust for the benefit of Mr. Green’s children.
(5)	Includes (a) 1,018,840 shares owned by Mr. Lee as of April 1, 2021, (b) 1,317,167 shares which are subject to options that are currently exercisable, (c) 132,945 shares beneficially owned by a subtrust for the benefit of Mr. Lee’s children, (d) 144,735 shares beneficially owned by a family trust for the benefit of Mr. Lee’s children, and (e) 15,926 shares beneficially owned by an account for the benefit of Mr. Lee’s daughter previously established pursuant to the Massachusetts Uniform Transfer to Minors Act. Mr. Lee has sole voting and dispositive power over these shares.
(6)	Includes (a) 15,444 shares directly owned by Ms. Guidroz as of April 1, 2021, (b) 608 shares beneficially owned that are held indirectly by Ms. Guidroz’s spouse, and (c) 138,333 shares which are subject to options that are currently exercisable. Ms. Guidroz shares voting and dispositive power with respect to 608 shares with her spouse.
(7)	This amount includes an aggregate of 1,998,591 shares issuable pursuant to options that vested or will vest within 60 days of April 1, 2021.
(8)	As of the record date, we are not aware of any holders of more than 5% of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulation to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) reports were timely filed by our officers, directors and greater than ten percent beneficial owners, except for the following, which was not timely filed: Form 4 — Eric J. Green, filed July 8, 2020 for a transaction dated July 1, 2020, the date that Mr. Green joined our Board.

________________________________________

OTHER MATTERS

________________________________________

Information Concerning Stockholder Proposals and Director Nominations

Proposals for Inclusion in the Proxy Statement. Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the proxy statement for the 2022 annual meeting of stockholders should submit the proposal in writing to the Secretary, Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135. We must receive a proposal by December 15, 2021.

Proposals Not Included in the Proxy Statement and Nominations for Director. Stockholder proposals not included in our proxy statement and stockholder nominations for director may be brought before an annual meeting of stockholders in accordance with the advance notice procedures described in our By-Laws. In general, notice must be received by the Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., May 19, 2022). For the 2022 annual meeting of stockholders, the Secretary must receive notice of the proposal on or after the close of business on January 19, 2022 and no later than the close of business on February 18, 2022. Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in our By-Laws. If the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, we must receive your notice no later than 10 days following the date of public disclosure of the annual meeting date. The notice must also meet all other requirements contained in Article I, Section 12 of our By-Laws.

Communications with the Board of Directors

Our Board believes it important that interested parties have the opportunity to communicate their concerns directly to our Board. Stockholders may contact or communicate with an individual director or our Board as a group, including the non-employee directors as a group, by addressing a letter to Full House Resorts, Inc., Attention: Board of Directors c/o Secretary, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135; or via email to board@fullhouseresorts.com. Each communication should specify the applicable addressee or addressees to be contacted. The Secretary will forward communications intended for the Board to the Chairman, or, if intended for an individual director, to that director.

Proxy Solicitation Costs

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees or authorized agents may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us to solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine in the future that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

List of Stockholders Entitled to Vote at the Annual Meeting

A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the virtual annual meeting for examination by any stockholder for any purpose germane to the meeting. The stockholder list will also be available during the virtual annual meeting for examination by any stockholder at www.virtualshareholdermeeting.com/FLL2021.

Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, please contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

________________________________________

ANNEX 1:

GAAP TO NON-GAAP RECONCILIATIONS

________________________________________

We use Adjusted EBITDA as a measure of our performance. We utilize Adjusted Property EBITDA as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, and non-cash stock-based compensation expense. Adjusted EBITDA information is presented solely as supplemental disclosure to measures reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”) because management believes this measure is (i) a widely used measure of operating performance in the gaming and hospitality industries and (ii) a principal basis for valuation of gaming and hospitality companies. In addition, a version of Adjusted EBITDA (known as Consolidated Cash Flow) is utilized in the covenants within our revolving credit facility agreement, although not necessarily defined in the same way as above. Adjusted EBITDA is not, however, a measure of financial performance or liquidity under GAAP. Accordingly, this measure should be considered supplemental and not a substitute for net income (loss) or cash flows as an indicator of the Company’s operating performance or liquidity.

The following table presents a reconciliation of net loss to Adjusted EBITDA:

(In Thousands)	For the Years Ended
	December 31,
	2020	2019	2018
Net income (loss)	$147	$(5,822)	$(4,371)
Income tax (benefit) expense	(92)	80	476
Interest expense, net of amounts capitalized	9,823	10,728	10,306
Loss on extinguishment of debt	—	—	2,673
Adjustment to fair value of warrants	598	1,230	(1,671)
Other	—	—	13
Operating income	10,476	6,216	7,426
Preopening costs	—	—	274
Project development costs	423	1,037	843
Depreciation and amortization	7,666	8,331	8,397
Loss on disposal of assets, net	684	8	79
Stock-based compensation	405	348	632
Adjusted EBITDA	$19,654	$15,940	$17,651

The following tables present reconciliations of operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA:

For the Year Ended December 31, 2020
(In Thousands)
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$11,421	$3,004	$244	$—	$—	$14,669
Rising Star Casino Resort	1,363	2,478	—	—	—	3,841
Bronco Billy’s Casino and Hotel	3,025	1,450	4	—	—	4,479
Northern Nevada Casinos	(562)	581	435	—	—	454
	15,247	7,513	683	—	—	23,443
Other operations
Corporate	(4,771)	153	1	423	405	(3,789)
	$10,476	$7,666	$684	$423	$405	$19,654

For the Year Ended December 31, 2019
(In Thousands)
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$9,700	$3,454	$5	$—	$—	$13,159
Rising Star Casino Resort	(1,096)	2,426	—	—	—	1,330
Bronco Billy’s Casino and Hotel	1,297	1,700	3	—	—	3,000
Northern Nevada Casinos	2,562	599	—	—	—	3,161
	12,463	8,179	8	—	—	20,650
Other operations
Corporate	(6,247)	152	—	1,037	348	(4,710)
	$6,216	$8,331	$8	$1,037	$348	$15,940

For the Year Ended December 31, 2018
(In Thousands)
							Adjusted
							Property
	Operating	Depreciation	Loss on		Project		EBITDA and
	Income	and	Disposal of	Preopening	Development	Stock-Based	Adjusted
	(Loss)	Amortization	Assets	Costs	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$8,784	$3,341	$1	$—	$—	$—	$12,126
Rising Star Casino Resort	150	2,511	9	136	—	—	2,806
Bronco Billy’s Casino and Hotel	2,095	1,617	69	138	—	—	3,919
Northern Nevada Casinos	2,602	773	—	—	—	—	3,375
	13,631	8,242	79	274	—	—	22,226
Other operations
Corporate	(6,205)	155	—	—	843	632	(4,575)
	$7,426	$8,397	$79	$274	$843	$632	$17,651

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ANNEX 2:

FULL HOUSE RESORTS, INC. 2015 EQUITY INCENTIVE PLAN

________________________________________

Full House Resorts, Inc.

2015 Equity Incentive Plan

(as amended and restated by the Board effective April 6, 2021)

1.	Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants, and to promote the success of the Company’s business.

2.	Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a)	“Administrator” means the Board or the Committee appointed to administer the Plan, whichever applicable based on the terms and conditions set forth in this Plan.

(b)	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)	“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)	“Assumed” means that pursuant to a Change in Control either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Change in Control with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Change in Control as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e)	“Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Performance Based Compensation or other right or benefit under the Plan.

(f)	“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g)	“Board” means the Board of Directors of the Company.

(h)	“Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; or (ii) material breach of any agreement with the Company or a Related Entity; or (iii) engagement in any material act or omission constituting dishonesty, wrongdoing or malfeasance with respect to the Company or a Related Entity; or (iv) engagement in conduct which violates the Company’s or a Related Entity’s code of conduct policy; or (v) denial of or the failure to be issued any gaming license, finding of suitability or other similar regulatory approval, or, in the event any such license, finding of suitability or other similar regulatory approval has been issued to the Grantee, the subsequent revocation, suspension or non-renewal of the same; or (vi) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Change in Control or a Change in Control, such definition of “Cause” shall not apply until a Change in Control or a Change in Control actually occurs.

(i)	“Change in Control” means a change in ownership or control of the Company effected through one of the following transactions:

(i)	the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept;

(ii)	a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;

(iii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iv)	any merger, consolidation or other similar Change in Control (or series of related transactions) involving the Company unless the holders of the majority of the total combined voting power of the securities of the Company outstanding immediately prior to such merger, consolidation or other transaction possess more than fifty percent (50%) of the total combined voting power of the securities of the surviving entity that are outstanding immediately after such merger, consolidation or other Change in Control; or

(v)	the dissolution or liquidation of the Company.

(j)	“Code” means the Internal Revenue Code of 1986, as amended.

(k)	“Committee” means a committee designated by the Board to administer the Plan which shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent.”

(l)	“Common Stock” means the common stock of the Company.

(m)	“Company” means Full House Resorts, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Change in Control.

(n)	“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o)	“Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p)	“Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q)	“Covered Employee” means an Employee, Director or Consultant who is a “covered employee” under Section 162(m)(3) of the Code.

(r)	“Director” means a member of the Board or the board of directors of any Related Entity.

(s)	“Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides services does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(t)	“Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(u)	“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)	If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)	If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(x)	“Good Reason” means, with respect to the termination by the Grantee of the Grantee’s Continuous Service, that such termination is for “Good Reason” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity (including, but not limited to, the Award Agreement for a particular Award), or in the absence of such then-effective written agreement and definition, the occurrence after a Change in Control of any of the following events or conditions unless consented to by the Grantee (and the Grantee shall be deemed to have consented to any such event or condition unless the Grantee provides written notice of the Grantee’s non-acquiescence within 30 days of the effective time of such event or condition):

(i)	a change in the Grantee’s responsibilities or duties which represents a material and substantial diminution in the Grantee’s responsibilities or duties as in effect immediately preceding the consummation of a Change in Control; or

(ii)	a reduction in the Grantee’s base salary to a level below that in effect at any time within six (6) months preceding the consummation of a Change in Control or at any time thereafter; provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Grantee’s by the same percentage amount shall not constitute such a salary reduction; or

(iii)	requiring the Grantee to be based at any place outside a 50-mile radius from the Grantee’s job location as a result of a Change in Control except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control.

(y)	“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(z)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(aa)	“Independent,” when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the nationally recognized securities exchange or trading market on which the Common Stock of the Company is then traded.

(bb)	“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(cc)	“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd)	“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(ee)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff)	“Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(gg)	“Plan” means this Full House Resorts, Inc. 2015 Equity Incentive Plan, as may be amended from time to time.

(hh)	“Predecessor Plans” means the Company’s Amended and Restated 2006 Incentive Compensation Plan (Effective as of April 26, 2011).

(ii)	“Related Entity” means any Parent or Subsidiary of the Company.

(jj)	“Replaced” means that pursuant to a Change in Control the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Change in Control and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(kk)	“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(ll)	“Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for Shares, other securities or cash or a combination of Shares, other securities or cash as established by the Administrator.

(mm)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(nn)	“SAR” means a stock appreciation right entitling the Grantee to Shares measured by appreciation in the value of Common Stock.

(oo)	“Share” means a share of the Common Stock.

(pp)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Stock Subject to the Plan.

(a)	Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is Four Million Five Hundred Thousand (4,500,000) Shares, which includes the number of Shares that remain available for grants of awards under the Predecessor Plans as of the date the Plan is approved by the Company’s stockholders. The maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is Four Million Five Hundred Thousand (4,500,000) Shares. Each Share issued in connection with an Award granted on or after the effective date will be counted against the Plan’s Share reserve as one (1) Share for every one (1) Share issued in connection with such award. Any Share that again becomes available for delivery pursuant to Section 3(b) shall be added back as one (1) Share. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)	Any Shares covered by an Award (or portion of an Award) which are forfeited, canceled or expire (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares tendered to or withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; (iii) Shares reacquired by the Company in the open market using cash actually received by the Company for the exercise price in connection with the exercise of an Option granted under the Plan shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iv) all Shares covered by the portion of a SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

4.	Administration of the Plan.

(a)	Plan Administrator.

(i)	Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by the Committee.

(ii)	Administration with Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a sub-committee designated by the Board, which sub-committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such sub-committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)	Administration with Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made by the Committee.

(b)	Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)	to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)	to determine whether and to what extent Awards are granted hereunder;

(iii)	to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)	to approve forms of Award Agreements for use under the Plan;

(v)	to determine the terms and conditions of any Award granted hereunder;

(vi)	to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award or for cash shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Change in Control;

(vii)	to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)	to resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and any Award or other related documents;

(ix)	to take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits and benefit amounts;

(x)	to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(xi)	to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)	Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the service, or other reasonable knowledge of institution, of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5.	Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.	Terms and Conditions of Awards.

(a)	Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares or (ii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights or Performance-Based Compensation, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)	Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(c)	Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (Shares or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria; provided, however, that each Award that vests solely based on the continued service of the Grantee, other than for grants to outside Directors, shall vest and therefore become exercisable in no less than three equal installments on each of the first, second and third anniversaries of the date of grant, subject to the Grantee’s Continuous Service. Notwithstanding the preceding sentence, all Options granted to outside Directors are subject to a minimum one-year vesting period based on Continuous Service of the Grantee. Each Option that vests based on the achievement of performance or other criteria shall vest and therefore become exercisable on no less than the third anniversary of the date of grant, subject to the achievement of applicable performance goals and the Grantee’s Continuous Service. No Award may be exercised for a fraction of a share of Common Stock.

(d)	Performance-Based Compensation. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement, or the payment or distribution of any Award, the lapsing of restrictions thereon or the distribution of cash, Shares or other property pursuant thereto, as applicable, upon the occurrence of a specified event. The performance criteria established by the Committee may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow (including, but not limited to, cash flow from operations, actual or free cash flow), (xiii) revenue, (xiv) expenses, (xv) “EBITDA,” defined as earnings before interest, taxes, depreciation and amortization, (xvi) “ Adjusted EBITDA,” defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, pre-opening costs, property charges, asset disposal losses, writeoffs, reserves, recoveries and one-time nonrecurring charges, (xvii) an adjusted formula of EBITDA determined by the Administrator, (xviii) EBITDA margin, (xix) Adjusted EBITDA margin, (xx) objective measures of customer satisfaction, (xxi) implementation or completion of critical projects, (xxii) achievement of construction or development milestones, (xxiii) achievement of strategic objectives, including development or acquisition activity, (xxiv) completion of capital markets transactions, (xxv) maintenance or achievement of corporate rating targets, (xxvi) third-party recognition of quality of service and/or product, (xxvii) average cost of debt or average cost of capital, (xxviii) economic value added, (xxix) market share (xxx) employee satisfaction, or (xxxi) working capital management. The performance criteria may also be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance criteria applicable to the Award intended to be Performance-Based Compensation. In addition, the Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more performance goals established under any of these performance criteria, such as adjustments related to a change in accounting principle or tax laws, acquisitions, asset impairment charges or to gains or losses for litigation, arbitration and contractual settlements.

Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an Award intended to be performance-based compensation.

Achievement of performance goals in respect of Awards subject to this Section 6(d) shall be measured over a Performance Period no shorter than twelve (12) months and no longer than five (5) years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to Awards, subject to this Section 6(d), or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 6(d), but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 6(d). The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

No Participant shall receive any payment under the Plan that is subject to this Section 6(d) unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance-based compensation” under Section 162(m) of the Code.

(e)	Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(f)	Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(g)	Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(h)	Individual Limitations on Awards.

(i)	Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any fiscal year of the Company shall be five hundred thousand (500,000) Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options and SARs for up to an additional two hundred fifty thousand (250,000) Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii)	Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, with respect to each fiscal year of the Company that constitutes or is part of each Performance Period, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any fiscal year of the Company shall be two hundred fifty thousand (250,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10 below. In addition, the foregoing limitation shall be prorated for any Performance Period consisting of fewer than twelve (12) months by multiplying such limitation by a fraction, the numerator of which is the number of months in the Performance Period and the denominator of which is twelve (12).

(i)	Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(j)	Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(k)	Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares issuable pursuant to the Award.

(l)	Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, and to charitable organizations, in all cases without payment for such transfers to the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(m)	Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

(n)	Clawback of Benefits. The Administrator may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by the Grantee, and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, the Grantee may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, the Grantee is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Grantee’s Award Agreements (and/or awards issued under the Predecessor Plans) may be unilaterally amended by the Company, without the Grantee’s consent, to the extent that the Administrator in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(o)	Section 409A.

(i)	The Award Agreement for any Award that the Administrator reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Administrator, in its sole discretion and without the consent of any Grantee, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Administrator determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii)	If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A)	payments under the Section 409A Plan may be made only upon (u) the Grantee’s “separation from service”, (v) the date the Grantee suffers a Disability, (w) the Grantee’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

(B)	The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C)	any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D)	In the case of any Grantee who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Grantee’s “separation from service” (or, if earlier, the date of the Grantee’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii)	Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Grantee that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Grantee or any Beneficiary for any tax, additional tax, interest or penalties that the Grantee or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

(p)	Minimum Vesting Requirement. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, no Awards granted hereunder shall vest, nor any applicable restrictions or forfeiture provisions shall lapse, earlier than one year after the Grant Date (except if accelerated pursuant to a Change in Control pursuant to Section 11); provided, however, that the limitation set forth in this Section 6(p) shall not apply to Awards for up to an aggregate maximum of 5% of the aggregate number of Shares specified in Section 3(a) hereof.

(q)	Dividends and Distributions. A Grantee may, if the Committee so determines, be credited with dividends paid with respect to Shares underlying an Award (other than an Option or a SAR) in a manner determined by the Committee in its sole discretion; provided, however, that any dividends credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalent Rights have been credited and shall only be paid to the Grantee with respect to the portion of such Awards that is actually vested and earned. The Committee may apply any restrictions to the dividends or Dividend Equivalents Rights that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or Dividend Equivalents Rights, including cash, Shares, Restricted Stock or Restricted Stock Units. Notwithstanding the foregoing, the right to any dividends or Dividend Equivalents Rights (i) shall not be granted with respect to an Option or a SAR, and (ii) may not be paid earlier than the date on which the underlying Award (both time- and performance-based vested Awards) is actually vested. Also notwithstanding the foregoing, the right to any dividends or Dividend Equivalents Rights declared and paid on Restricted Stock must comply with or qualify for an exemption under Section 409A.

7.	Award Exercise or Purchase Price, Consideration and Taxes.

(a)	Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i)	In the case of an Incentive Stock Option:

(A)	granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per-Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)	granted to any Employee other than an Employee described in the preceding paragraph, the per-Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)	In the case of a Non-Qualified Stock Option, the per-Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)	In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)	In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v)	In the case of other Awards, such price as is determined by the Administrator.

(vi)	Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(e), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)	Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i)	cash;

(ii)	check;

(iii)	surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv)	with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v)	with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the exercise price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi)	any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c)	Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).

8.	Exercise of Award.

(a)	Procedure for Exercise; Rights as a Stockholder.

(i)	Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)	An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b)	Exercise of Award Following Termination of Continuous Service.

(i)	Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, in the event the Grantee’s Continuous Service terminates, the Grantee may exercise his or her Award (to the extent that the Grantee was entitled to exercise such Award as of the date of termination) but only within such period of time ending on the earlier of (x) the date ninety (90) days following the termination of the Grantee’s Continuous Service or (y) the expiration of the term of the Award as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Awards (whether or not vested) shall immediately terminate and cease to be exercisable.

(ii)	If, after termination, the Grantee does not exercise his or her Award within the time specified in Section 8(b)(i) above, the Award shall terminate.

(iii)	Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.	Conditions Upon Issuance of Shares.

(a)	If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b)	As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.	Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.	Change in Control.

(a)	Termination of Award to Extent Not Assumed in Change in Control. Effective upon the consummation of a Change in Control, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Change in Control.

(b)	Acceleration of Award Upon Change in Control.

(i)	Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control and:

(A)	for the portion of each Award (other than Performance-Based Compensation) that is Assumed or Replaced, then such Award (if Assumed), the replacement Award (if Replaced), or the cash incentive program (if Replaced) automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such Assumed or Replaced portion of the Award, immediately upon termination of the Grantee’s Continuous Service if such Continuous Service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason within twelve (12) months after the Change in Control; and

(B)	for the portion of each Award (other than Performance-Based Compensation) that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Change in Control, provided that the Grantee’s Continuous Service has not terminated prior to such date. For Awards that have an exercise feature, the portion of the Award that is not Assumed shall terminate under subsection (a) of this Section 11 to the extent not exercised prior to the consummation of such Change in Control.

(ii)	All Performance-Based Compensation earned and outstanding as of the date the Change in Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the Award Agreement. Any remaining outstanding Performance-Based Compensation (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control and shall be payable in accordance with the payout schedule pursuant to the Award Agreement.

(c)	Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded.

12.	Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17 below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.	Amendment, Suspension or Termination of the Plan.

(a)	The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.

(b)	No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)	No suspension or termination of the Plan (including termination of the Plan under Section 11 above) shall adversely affect any rights under Awards already granted to a Grantee.

14.	Reservation of Shares.

(a)	The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)	The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.	No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without cause including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16.	No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.	Stockholder Approval. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders; and provided, further, that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void. The vote of the Company’s stockholders required for approval of the Plan shall be a majority of the total votes cast by the holders of shares present in person or represented by proxy and entitled to vote on such action.

18.	Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19.	Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

20.	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

21.	Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

Front of proxy card

FULL HOUSE RESORTS, INC. ATTN: LEWIS FANGER ONE SUMMERLIN 1980 FESTIVAL PLAZA DRIVE, SUITE 680 LAS VEGAS, NV 89135

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/FLL2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
					D45604-P54423	KEEP THIS PORTION FOR YOUR RECORDS
					DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
FULL HOUSE RESORTS, INC.

The Board of Directors recommends you vote FOR each nominee listed on proposal 1.

1. Election of Directors
Nominees:		For	Against	Abstain
1a.	Kenneth R. Adams	5	5	5	The Board of Directors recommends you vote FOR proposals 2 through 4.	For	Against	Abstain

1b.	Carl G. Braunlich	5	5	5
					2. Approval of an amendment to our 2015 Equity Incentive Plan (the "2015 Plan") to increase the number of shares available for issuance under the 2015 Plan.
1c.	Lewis A. Fanger	5	5	5		5	5	5

1d.	Eric J. Green	5	5	5

1e.	Michael A. Hartmeier	5	5	5	3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2021.	5	5	5

1f.	Daniel R. Lee	5	5	5
					4. Advisory vote to approve the compensation of our named executive officers.	5	5	5
1g.	Kathleen Marshall	5	5	5

1h.	Michael P. Shaunnessy	5	5	5	NOTE: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Back of proxy card

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

D45605-P54423

FULL HOUSE RESORTS, INC.
Annual Meeting of Stockholders
May 19, 2021 10:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Carl G. Braunlich, Lewis A. Fanger, and Daniel R. Lee, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of FULL HOUSE RESORTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Pacific Time, on May 19, 2021, via a live webcast at www.virtualshareholdermeeting.com/FLL2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and according to the discretion of the proxy holders on any other matter that may properly come before the meeting.

Continued and to be signed on reverse side